Exhibit 2.1

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

by and among

OGIO INTERNATIONAL, INC.,

as the Company,

MICHAEL J. PRATT,

DAVID J. WUNDERLI,

DAVID CARTWRIGHT,

GARY BOWEN,

MARTY LOTT,

JEREMY LOTT,

JORDAN LOTT, and

ANTHONY M. PALMA,

as Sellers,

DAVID J. WUNDERLI,

as Shareholder Representative,

and

CALLAWAY GOLF COMPANY,

as Buyer

dated as of

January 11, 2017

i

TABLE OF CONTENTS (cont’d)

ii

TABLE OF CONTENTS (cont’d)

iii

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”), dated as of January 11, 2017 (the “Signing Date”), is entered into by and among Ogio International, Inc., a Utah corporation (the “Company”); Michael J. Pratt, David J. Wunderli, David Cartwright, Gary Bowen, Marty Lott, Jeremy Lott and Jordan Lott (each, a “Current Shareholder” and collectively, “Current Shareholders”); David J. Wunderli and Anthony M. Palma (each, an “Option Holder” and collectively, “Option Holders”, and together with Current Shareholders, “Sellers” and each, a “Seller”); David J. Wunderli, an individual (together with any successor appointed in accordance with Section 9.13(c), “Shareholder Representative”); and Callaway Golf Company, a Delaware corporation (“Buyer”). Sellers, the Company, Shareholder Representative and Buyer are sometimes each referred to herein individually as, a “Party”, and collectively as, the “Parties”.

RECITALS

A.

Current Shareholders own all of the issued and outstanding shares of stock of the Company (all issued and outstanding shares of stock of the Company upon any date of determination, the “Shares”) and Option Holders have the right to purchase shares of stock of the Company pursuant to options (the “Options”) granted by the Company to such Option Holders.

B.	Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein.

C.

Upon consummation of the transactions contemplated hereby, each Option outstanding as of immediately prior to the Closing, both vested and unvested, will be cancelled and converted into the right to receive the Option Payments (as defined below) on the terms and subject to the conditions of this Agreement.

D.

Concurrently with the Closing, Buyer will cause the Company to enter into an amendment and restatement of the SanMar Agreement (as defined below) (the “A&R SanMar Agreement”) to effect certain modifications negotiated and agreed upon between Buyer and SanMar Corporation.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“A&R SanMar Agreement” has the meaning set forth in the recitals.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Option Exercise Price” means the sum of the cash exercise prices payable upon exercise in full of all Options held by the Option Holders immediately prior to the Closing.

“Agreement” has the meaning set forth in the preamble.

“Audited Financial Statements” has the meaning set forth in Section 3.06.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.18(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Utah are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnitees” has the meaning set forth in Section 7.02(a).

“Buyer Tax Group” means any consolidated, combined, unitary or similar Tax group of which Buyer or any of its Affiliates (other than the Company) is the common parent.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 2.06.

“Closing Adjustment” has the meaning set forth in Section 2.07(a)(ii).

“Closing Date” has the meaning set forth in Section 2.06.

“Closing Option Payment” has the meaning set forth in Section 2.01(b).

“Closing Payment Amount” means an amount equal to (a) the Purchase Price (as may be adjusted pursuant to Section 2.07), less (b) the Escrow Amount and those amounts set forth on the Flow of Funds Statement designated (i) to pay Transaction Expenses that remain unpaid as of the Closing Date, (ii) to pay all outstanding debt of the Company and (iii) to be paid into the Shareholder Representative Account, plus (c) the Aggregate Option Exercise Price.

“Closing Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.07(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Business” means all of the business of the Company as conducted by Sellers prior to the Closing, including the designing, manufacturing, producing and selling of a variety of stylized golf bags, golf apparel, endurance bags, endurance apparel, power sport bags and work bags; provided, however, that “Company Business” shall not include any business related to those assets set forth on Section 1.01(a) of the Disclosure Schedules.

“Company Buy-Sell Agreement” means that certain Amended and Restated Ogio International, Inc., Stock Buy-Sell Agreement, effective August 28, 2009, by and among the Company, the shareholders listed on Exhibit A thereto and such other shareholders that have or may become parties thereto from time to time after the date thereof, as amended from time to time.

“Company IP” means all Intellectual Property owned or purported to be owned by the Company.

“Confidential Information” means information, whether or not patentable, copyrightable or trademarkable, regarding the Company or Company Business not generally available to the public, including the following: (a) information regarding operations, assets, liabilities or financial condition; (b) information regarding pricing, sales, sales methods, marketing, capital expenditures, costs, joint ventures, business alliances, or purchasing; (c) information regarding employees, including their identities, responsibilities, competence and compensation; (d) customer lists or other information regarding current or prospective customers, including information regarding their identities, contact persons and purchasing patterns; (e) information regarding current or prospective vendors, suppliers, distributors, sales representatives, distributors, licensees or other business partners, product specifications, manufacturing procedures, methods, equipment, compositions, technology; (f) forecasts, projections, budgets, business plans, customer usages and requirements; (g) planned or pending acquisitions, divestitures or other business combinations, and (h) Intellectual Property, trade secrets and proprietary information; provided, however, that “Confidential Information” shall not include or be deemed to include any Confidential Information to the extent solely relating to the Shoe Assets.

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated as of August 19, 2016, by and between Buyer and Robert W. Baird & Co. Incorporated on behalf of the Company.

“Continuing Employees” has the meaning set forth in Section 5.05(a).

“Covered Person” has the meaning set forth in Section 5.06(a).

“Current Assets” means cash and cash equivalents and the specified line items on Section 2.07(a) of the Disclosure Schedules under the heading “Current Assets”, but excluding the line item “Loans to Shareholders/Employees”, in each case determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, except as otherwise set forth on Section 2.07(a) of the Disclosure Schedules.

“Current Liabilities” means the specified line items on Section 2.07(a) of the Disclosure Schedules under the heading “Current Liabilities” (including, if applicable, all unpaid Transaction Expenses of the Company), determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end, except as otherwise set forth on Section 2.07(a) of the Disclosure Schedules.

“Current Shareholder” has the meaning set forth in the preamble.

“Data Room” means the electronic documentation SmartRoom site established by Robert W. Baird & Co. Incorporated on behalf of the Company.

“Deductible” has the meaning set forth in Section 7.04(a).

“Designated Firm” has the meaning set forth in Section 9.15(a).

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the disclosure schedules delivered by Sellers and the Company to Buyer concurrently with the execution and delivery of this Agreement, as the same may be supplemented in accordance with Section 5.03.

“Disputed Amounts” has the meaning set forth in Section 2.07(c)(iii).

“Dispute” has the meaning set forth in Section 9.15(b).

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 8.01(b)(i).

“D&O Claim” has the meaning set forth in Section 5.06(a).

“D&O Indemnification Provisions” has the meaning set forth in Section 5.06(a).

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, right of way, right of first refusal, covenant, condition, restriction or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability for Losses (including costs of enforcement proceedings, investigations, and cleanup; natural resources damages; or penalties) arising out of, based on or resulting from: (a) the Release of Hazardous Materials; or (b) any non-compliance with any Environmental Law or Environmental Permit.

“Environmental Law” means any applicable Law or Governmental Order (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, worker safety, or the environment; or (b) concerning the Release of, or the storage, treatment, generation, discharge, disposal or remediation of Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or Environmental Permit.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity (a) a member of any “controlled group” (as defined in Code §414(b)) of which that entity is also a member, (b) a trade or business, whether or not incorporated, under common control (within the meaning of section Code §414(c)) with that entity, or (c) a member of any affiliated service group (within the meaning of Code §414(m)) of which that entity is also a member.

“Escrow Agent” means Wells Fargo Bank, National Association, or such other Person mutually selected and agreed upon by Shareholder Representative and Buyer.

“Escrow Agreement” has the meaning set forth in Section 2.03(a).

“Escrow Amount” has the meaning set forth in Section 2.03(a).

“Estimated Closing Working Capital” has the meaning set forth in Section 2.07(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.07(a)(i).

“Excluded Assets” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 3.06.

“Flow of Funds Statement” has the meaning set forth in Section 2.05(b)(i)(O).

“Fundamental Representations” has the meaning set forth in Section 7.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, or waste that is hazardous, acutely hazardous, toxic, or words of similar import pursuant to Environmental Law; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Indemnified Taxes” means (a) any Taxes of, imposed on or imposed with respect to, the Company for any Pre-Closing Tax Period; (b) any Taxes of Sellers related to the Company for any taxable period; (c) any Taxes for which the Company (or any predecessor) is held liable under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such entity being included in any consolidated, affiliated, combined or unitary group at any time before the Closing Date; and (d) Taxes imposed on or payable by third parties with respect to which the Company has an obligation to indemnify such third party pursuant to a transaction consummated prior to the Closing; except to the extent any such Taxes in (a) through (d) were (i) reflected as a liability in the calculation of Closing Working Capital, as finally determined pursuant to Section 2.07, (ii) incurred as a result of a transaction occurring after the Closing on the Closing Date outside of the ordinary course of business and other than as explicitly contemplated in this Agreement, (iii) incurred as a result of any breach by Buyer of any provision of this Agreement, or (iv) specifically limited in Section 3.20 of the Disclosure Schedules.

“Indemnity Escrow Account” means an account into which the Indemnity Escrow Amount will be deposited, as more fully described in the Escrow Agreement.

“Indemnity Escrow Amount” has the meaning set forth in Section 2.03(a).

“Independent Accountant” has the meaning set forth in Section 2.07(c)(iii).

“Insurance Policies” has the meaning set forth in Section 3.14.

“Insurer” has the meaning set forth in the definition of “R&W Policy”.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications and registrations related to the foregoing; (c) trade secrets and confidential know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) all other intellectual property and related proprietary rights, interests and protections; provided, however, that “Intellectual Property” shall not include or be deemed to include any Intellectual Property to the extent solely relating to the Shoe Assets.

“Interim Balance Sheet” has the meaning set forth in Section 3.06.

“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.

“Interim Financial Statements” has the meaning set forth in Section 3.06.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Sellers” or “Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of any of Anthony M. Palma, Michael J. Pratt, David J. Wunderli, Mark Talarico, Nick Wright, Thomas Gocke and Dan Jelinek, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means any and all actual out-of-pocket losses, damages, liabilities, judgments, settlements, awards, fines, penalties, Taxes, costs or expenses, including reasonable attorneys’ fees.

“Lott Sellers” means Marty Lott, Jeremy Lott and Jordan Lott.

“Majority Sellers” means Michael J. Pratt, David J. Wunderli, David Cartwright, Gary Bowen and Anthony M. Palma.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action expressly required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter which is set forth on the Disclosure Schedules as of the Signing Date; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided further that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii) and (vii) above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Maximum Premium” has the meaning set forth in Section 5.06(c).

“New Plans” has the meaning set forth in Section 5.05(a).

“Non-Compete Sellers” has the meaning set forth in 5.13(a).

“Option Cancellation” has the meaning set forth in Section 2.01(b).

“Option Holder” has the meaning set forth in the preamble.

“Option Payments” has the meaning set forth in Section 2.01(b).

“Options” has the meaning set forth in the recitals.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation, its bylaws, regulations or similar governing instruments required by the laws of its jurisdiction of incorporation, and any agreement among the shareholders of such corporation (including, with respect to the Company, the Company Buy-Sell Agreement); (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Party” has the meaning set forth in the preamble.

“Permit” means any permit, license, franchise, approval, authorization, and consent required to be obtained from any Governmental Authority.

“Permitted Encumbrances” means the following: (a) those items set forth on Section 1.01(b) of the Disclosure Schedules; (b) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (c) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business; (d) easements, rights of way, zoning ordinances and other similar Encumbrances affecting Real Property; (e) all matters of record as of the Signing Date and all matters and Encumbrances that would be reasonably apparent upon inspection, in each case, which do not materially detract from the value or materially interfere with the use of the properties they affect; or (f) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.07(b)(ii).

“Post-Closing Payment and Indemnification Allocation” has the meaning set forth in Section 7.04(e).

“Pre-Closing Tax Period” means any taxable year or period (or portion thereof) ending before or on (and including) the Closing Date.

“Protected Seller Communications” has the meaning set forth in Section 9.15(b).

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 5.16(h)(ii).

“Qualified Benefit Plan” has the meaning set forth in Section 3.18(c).

“R&W Policy” means a representation and warranty insurance policy and a binder in the form attached hereto as Exhibit A to be issued to Buyer from Beazley USA Services, Inc., or an Affiliate thereof (the “Insurer”), the premium and cost of which has been or will be paid by Buyer in accordance with the terms set forth in the R&W Policy.

“Real Property” means the real property currently owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon, except to the extent expressly excluded by leases, subleases or otherwise.

“Registered IP” has the meaning set forth in Section 3.11(a).

“Reimbursement Expenses” has the meaning set forth in Section 9.13(d).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, passive migration, abandonment, or disposing into the environment.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.07(c)(ii).

“Restricted Period” has the meaning set forth in Section 5.13(a).

“Review Period” has the meaning set forth in Section 2.07(c)(i).

“SanMar Agreement” means that certain Supply, Distribution and License Agreement, dated as of August 28, 2009, by and between the Company and SanMar Corporation.

“Schedule Supplement” has the meaning set forth in Section 5.03.

“Section 338(h)(10) Allocation Form” has the meaning set forth in Section 5.16(h)(ii).

“Section 338(h)(10) Election” has the meaning set forth in Section 5.16(h)(i).

“Section 338(h)(10) Election Form” has the meaning set forth in Section 5.16(h)(i).

“Section 338 Forms” means all Section 338(h)(10) Allocation Forms and Section 338(h)(10) Election Forms.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnitees” has the meaning set forth in Section 7.03.

“Shareholder Representative” has the meaning set forth in the preamble.

“Shareholder Representative Account” has the meaning set forth in Section 9.13(d).

“Shares” has the meaning set forth in the recitals.

“Shoe Assets” means those assets designated as “Shoe Assets” on Section 1.01(a) of the Disclosure Schedules.

“Signing Date” has the meaning set forth in the preamble.

“Special Representations” has the meaning set forth in Section 7.01.

“Straddle Period” means any taxable period beginning prior to or on, and ending after, the Closing Date.

“Straddle Period Tax Return” has the meaning set forth in Section 5.16(b)(iii).

“Statement of Objections” has the meaning set forth in Section 2.07(c)(ii).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, value added, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, alternative or add-on minimum, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, escheat, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether disputed or not.

“Tax Contest” has the meaning set forth in Section 5.16(f).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

“Transaction Expenses” means (without duplication and solely to the extent any of the following obligations has not been paid by the Company or Sellers at or prior to the Closing or otherwise accrued on the Estimated Net Working Capital Statement) any and all: (a) legal, accounting and other out-of-pocket fees, costs or expenses incurred by the Company in connection with the transactions contemplated by this Agreement, (b) investment banking fees incurred by the Company in connection with the transactions contemplated by this Agreement, (c) any and all costs incurred by Shareholder Representative prior to the Closing, (d) any and all costs and expenses (including attorneys’ fees) of the ultimate parent entity of the Company incurred in connection with any filing required under the HSR Act, (e) any other costs or expenses set forth on Section 1.01(c) of the Disclosure Schedules and (f) any employment or payroll taxes payable by the Company or Buyer with respect to the costs and expenses set forth on Section 1.01(c) of the Disclosure Schedules or the Closing Option Payments.

“Transaction Tax Benefit” means, with respect to a taxable period, the excess (if any) of (a) the Company’s cumulative liability for Taxes with respect to such taxable period, calculated by excluding all Transaction Tax Deductions reported by the Company on its Tax Return for such taxable period, over (b) the Company’s cumulative liability for Taxes with respect to such taxable period, calculated by taking into account such Transaction Tax Deductions (to the extent permitted by applicable Tax Law).

“Transaction Tax Deduction” has the meaning set forth in Section 5.16(e).

“Transfer Taxes” has the meaning set forth in Section 5.12.

“Treasury Regulations” means the temporary and final regulations promulgated under the Code.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Escrow Account” means an account into which the Working Capital Escrow Amount will be deposited, as more fully described in the Escrow Agreement.

“Working Capital Escrow Amount” has the meaning set forth in Section 2.03(a).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale.

(a)       Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares for the consideration specified in Section 2.02.

(b)       Immediately prior to the Closing, all Options then outstanding (whether or not currently vested or exercisable) not theretofore exercised shall be cancelled (the “Option Cancellation”), without any future liability to Buyer, the Company or any other Person after the Closing, in exchange for the right to receive the payments described in the next sentence. Subject to the other provisions of this Section 2.01(b), each holder of an Option that is cancelled pursuant to the preceding sentence shall, in respect of each such Option (whether or not currently vested or exercisable), be entitled to (i) a cash payment, without interest, payable at or following the Closing in the amount set forth next to such Option Holder’s name on the Flow of Funds Statement (which amount takes into account the exercise price with respect to the underlying Option) (the “Closing Option Payment”) and (ii) the right to receive a proportionate amount of the Indemnity Escrow Amount, Working Capital Escrow Amount and any amounts released from the Shareholder Representative Account (all such amounts payable to the Option Holders in respect of their Options under this Section 2.01(b), the “Option Payments”).

Section 2.02 Purchase Price and Allocation. The aggregate purchase price for the Shares and Options shall be Seventy Five Million Five Hundred Thousand Dollars ($75,500,000), subject to adjustment pursuant to Section 2.07 (the “Purchase Price”). The Purchase Price shall be allocated among Sellers as set forth on the Flow of Funds Statement.

Section 2.03 Escrow.

(a)       At the Closing, (i) Buyer will deposit (A) into the Working Capital Escrow Account with the Escrow Agent the sum of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Working Capital Escrow Amount”) and (B) into the Indemnity Escrow Account with the Escrow Agent the sum of Seven Hundred Fifty-Five Thousand Dollars ($755,000) (the “Indemnity Escrow Amount,” and together with the Working Capital Escrow Amount, the “Escrow Amount”), in each case, as a holdback of a portion of the Purchase Price, as the same may be adjusted pursuant to Section 2.07, by wire transfer of immediately available funds, and (ii) Buyer, Shareholder Representative, and Escrow Agent will enter into an escrow agreement, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”). The Working Capital Escrow Amount will be maintained as security for the payment by Sellers of any Post-Closing Adjustment and the Indemnity Escrow Amount will be maintained as security for the payment by Sellers of certain claims for Losses by Buyer and its successors and permitted assigns against Sellers as more particularly described in Article VII. All investments of the Escrow Amount shall be selected by Shareholder Representative in accordance with the terms of the Escrow Agreement. Releases from the Escrow Account will be made to Buyer or Sellers, as applicable, in strict accordance with the terms and conditions set forth in the Escrow Agreement, which shall impose substantial restrictions on Sellers’ access to the Escrow Amount for Buyer’s benefit; provided that any releases from the Escrow Account to the Option Holders in respect of their Options shall be disbursed to the Company for distribution to such Option Holders through the Company’s payroll. The fees and expenses of the Escrow Agent will be paid equally by Shareholder Representative, with such fees and expenses constituting Reimbursement Expenses, and Buyer. For purposes of determining the reduction in the amount of the Closing Payment Amount payable to each Seller pursuant to Section 2.05(a)(ii)(A), Buyer will be deemed to have contributed on behalf of each Seller, his, her or its pro rata portion of the Escrow Amount (as set forth on Exhibit B) into the Escrow Account to be governed under the terms set forth in this Agreement and the Escrow Agreement.

(b)       For U.S. federal income Tax purposes, the Escrow Amount, together with all interest, dividends, income, capital gains and other amounts earned thereon or derived therefrom, shall be treated as owned by Buyer for income tax purposes, and Buyer will report as income all interest, dividends, income, capital gains and other amounts earned on the Escrow Amount, and forty percent (40%) of all such interest, dividends, income, capital gains and other amounts earned during each Tax year will be distributed to Buyer at the end of such Tax year. To the extent permitted by Law, Sellers and Buyer shall be permitted to report the Escrow Amount as part of an installment sale and deferred payment of the Purchase Price and shall not, in any Tax Return or otherwise, take any action or position inconsistent with such treatment, unless otherwise required pursuant to a “determination” within the meaning of Code § 1313(a). Buyer and Shareholder Representative shall cause the Escrow Agent to fulfill its information reporting obligations in accordance herewith.

Section 2.04 Excluded Assets.  Notwithstanding anything to the contrary contained in this Agreement, the assets set forth on Section 2.04 of the Disclosure Schedules (collectively the “Excluded Assets”) shall be sold and assigned or distributed, at or prior to the Closing, by the Company to one or more Sellers or Affiliates of Sellers in a manner, and pursuant to documentation, that is reasonably satisfactory to Buyer.

Section 2.05 Transactions to be Effected at the Closing.

(a)        At or prior to the Closing, Buyer shall:

(i)         deliver to Shareholder Representative:

(A)      an executed counterpart of the Escrow Agreement, duly executed by Buyer;

(B)      a general release of claims of the Company against Sellers, in the form attached hereto as Exhibit D, duly executed by the Company and acknowledged by Buyer;

(C)      a certificate of an officer of Buyer certifying (I) that attached thereto are true and complete copies of all resolutions adopted by, or actions by written consent of, the board of directors of Buyer, authorizing the execution, delivery and performance of this Agreement and all other documents to be executed in connection herewith or to be delivered hereunder and the consummation of the transactions contemplated hereby to which Buyer is a party, and that all such resolutions are in full force and effect and constitute all of the resolutions adopted in connection with the transactions contemplated hereby and thereby and (II) the names and specimen signatures of the officers of Buyer authorized to sign this Agreement and all other documents to be executed in connection herewith or to be delivered hereunder to which Buyer is a party;

(D)      the R&W Policy, which shall be bound at or prior to the Closing;

(E)      a certificate of an officer of Buyer dated the Closing Date certifying that each of the conditions set forth in Sections 6.01 and 6.03 have been satisfied;

(F)      a copy of the certificate of incorporation of Buyer, as amended, certified as of a date within five (5) Business Days of the Closing Date by the Secretary of State of the State of Delaware;

(G)      a good standing certificate for Buyer certified by the Secretary of State of the State of Delaware, dated as of a date within five (5) Business Days of the Closing Date; and

(H)      an executed side letter pursuant to which Buyer will agree to make the wire payments set forth on the Flow of Funds Statement; and

(ii)       make the following payments (in full satisfaction of the Purchase Price (subject to any Closing Adjustment and the future disbursement of the Escrow Amount in accordance with the Escrow Agreement)):

(A)      an amount equal to each Seller’s portion of the Closing Payment Amount (other than the Closing Option Payments), as set forth on the Flow of Funds Statement, by wire transfer of immediately available funds to the account set forth beside such Seller’s name on the Flow of Funds Statement;

(B)      an amount equal to the Closing Option Payments, as set forth on the Flow of Funds Statement, by wire transfer to the account set forth beside such Option Holder’s name on the Flow of Funds Statement;

(C)      the Escrow Amount by wire transfer to the Escrow Account;

(D)      an amount set forth on the Flow of Funds Statement designated as to be paid into the Shareholder Representative Account, by wire transfer of immediately available funds to the account set forth beside such designated account on the Flow of Funds Statement; and

(E)      an amount equal to the unpaid Transaction Expenses and all outstanding debt of the Company, in each case, as of the Closing Date and as set forth on the Flow of Funds Statement, to each corresponding party set forth on the Flow of Funds Statement, by wire transfer of immediately available funds to the account set forth beside such party’s name on the Flow of Funds Statement.

(b)        At or prior to the Closing, the Company or Sellers, as applicable, directly or indirectly, shall:

(i)         deliver to Buyer:

(A)      stock certificates evidencing the Shares, free and clear of all Encumbrances, duly endorsed in blank or accompanied by transfer powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(B)      a general release of claims against the Company in the form attached hereto as Exhibit E, duly executed by Sellers;

(C)      the resignations of each director of the Company and those officers of the Company listed on Section 2.05(b)(i)(C) of the Disclosure Schedules, in form and substance reasonably satisfactory to Buyer, duly executed by such persons;

(D)      all approvals, authorizations, orders, consents or waivers that are listed on Section 2.05(b)(i)(D) of the Disclosure Schedules, each in a form, and executed by an applicable Person, reasonably acceptable to Buyer;

(E)      a certificate of an officer of the Company certifying (I) that attached thereto are true and complete copies of all resolutions adopted by, or actions by written consent of, the board of directors and shareholders of the Company, authorizing the execution, delivery and performance of this Agreement and all other documents to be executed in connection herewith or to be delivered hereunder and the consummation of the transactions contemplated hereby to which the Company is a party, and that all such resolutions are in full force and effect and constitute all of the resolutions adopted in connection with the transactions contemplated hereby and thereby and (II) the names and specimen signatures of the officers of the Company authorized to sign this Agreement and all other documents to be executed in connection herewith or to be delivered hereunder to which the Company is a party;

(F)      evidence that all outstanding debt of the Company, as set forth on Section 2.05(b)(i)(F) of the Disclosure Schedules, has been paid in full, including appropriate termination statements under the Uniform Commercial Code or comparable payoff letters to release all Encumbrances (other than Permitted Encumbrances) related to any such debt, to the extent directed by Buyer, in each case, in form and substance reasonably satisfactory to Buyer; provided that the Company may include all or part of such outstanding debt set forth on Section 2.05(b)(i)(F) of the Disclosure Schedules on the Flow of Funds Statement in lieu of providing evidence of the payment in full of such amounts included on the Flow of Funds Statement;

(G)      evidence that each loan set forth on Section 2.05(b)(i)(G) of the Disclosure Schedules, constituting all loans that were made by the Company to one or more current or former officers, directors, employees, consultants or shareholders, has either been repaid or forgiven, and cancelled, and any such loan forgiveness has been reported as compensation income in a manner reasonably satisfactory to Buyer, and all applicable withholding Taxes have been paid or satisfied;

(H)      certain key employees of the Company set forth on Section 2.05(b)(i)(H) of the Disclosure Schedules shall have provided reasonable assurance that they will continue employment with the Company after the Closing;

(I)      evidence of the accelerated vesting (to the extent not already vested) of all Options set forth on Section 3.03(b)(ii) of the Disclosure Schedules and acknowledgements by the Option Holders of the cancellation of such Options pursuant to the terms of this Agreement;

(J)      properly executed statements of non-foreign status dated as of the Closing Date, in form and substance required under Code § 1445 and the Treasury Regulations promulgated thereunder and reasonably acceptable to Buyer, in each instance stating that each Seller is not a non-U.S. person;

(K)      a certificate of an officer of the Company dated the Closing Date certifying that each of the conditions set forth in Sections 6.01 and 6.02 have been satisfied;

(L)      a copy of the articles of incorporation of the Company, certified as of a date within five (5) Business Days of the Closing Date by the Utah Division of Corporations & Commercial Code;

(M)      a good standing certificate for the Company certified by the Utah Division of Corporations & Commercial Code, dated as of a date within five (5) Business Days of the Closing Date;

(N)      an executed counterpart of the Escrow Agreement, duly executed by Shareholder Representative;

(O)      an executed counterpart of a statement (the “Flow of Funds Statement”) duly executed by Sellers setting forth (I) each Seller’s portion of the Closing Payment Amount, (II) each Seller’s portion of the Escrow Amount, (III) the amount to be paid into the Shareholder Representative Account, (IV) the amount of all Transaction Expenses that remain unpaid as of the Closing Date and the identity of each party to whom such unpaid Transaction Expenses are due, (V) the amount of all outstanding debt of the Company set forth on Section 2.05(b)(i)(F) of the Disclosure Schedules that remains outstanding at the time of the Closing and the identity of each party to whom such outstanding debt is payable, and (VI) wiring instructions with respect to all amounts designated in such statement; and

(ii)       cause to be paid all unpaid Transaction Expenses and all outstanding debt of the Company that is set forth on the Flow of Funds Statement.

Section 2.06 Closing.  Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 10:00 a.m., Utah time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VI has been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Snell & Wilmer L.L.P., at 15 West South Temple, Suite 1200, Salt Lake City, Utah 84101 or at such other time or on such other date or at such other place as the Parties may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.07 Purchase Price Adjustment.

(a)        Closing Adjustment.

(i)       At least one (1) Business Day prior to the Closing, the Company shall have prepared and delivered to Buyer a statement, setting forth the Company’s good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain (A) an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), (B) a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and (C) a certification by an officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year for which audited financial statements have been prepared as if such Estimated Closing Working Capital Statement was being prepared and audited as of a fiscal year end. The Estimated Closing Working Capital Statement shall be in the form set forth on Section 2.07(a) of the Disclosure Schedules, a historical example of which is included in Section 2.07(a)(i) of the Disclosure Schedules.

(ii)       The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus Fifteen Million Five Hundred Fifty-Six Thousand Dollars ($15,556,000), such amount being the target working capital. If the Closing Adjustment is a positive number, the Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price shall be reduced by the amount of the Closing Adjustment.

(b)        Post-Closing Adjustment.

(i)       Within sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Shareholder Representative a certificate of an officer of Buyer, setting forth Buyer’s calculation of Closing Working Capital, which certificate shall contain (A) an unaudited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), (B) a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and (C) a certification by such officer of Buyer that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end for which audited financial statements have been prepared as if such Closing Working Capital Statement was being prepared and audited as of a fiscal year end, except as otherwise set forth on Section 2.07(a) of the Disclosure Schedules. The Closing Working Capital Statement shall be in the form set forth on Section 2.07(a) of the Disclosure Schedules and will be consistent with the historical example included in Section 2.07(a)(i) of the Disclosure Schedules.

(ii)       The post-Closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, an amount equal to the Post-Closing Adjustment shall be deemed due and payable (A) with respect to amounts payable to Sellers (other than amounts payable to the Option Holders in respect of their Options), by Buyer to such Sellers and (B) with respect to amounts payable to the Option Holders in respect of their Options, by Buyer to the Company for distribution to such Option Holders through the Company’s payroll. If the Post-Closing Adjustment is a negative number, an amount equal to the Post-Closing Adjustment shall be deemed due and payable by Sellers to Buyer.

(c)        Examination and Review.

(i)       Examination.  After receipt of the Closing Working Capital Statement, Shareholder Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Shareholder Representative and Shareholder Representative’s Representatives shall have full access during normal business hours and upon the giving of reasonable notice to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Representatives to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Shareholder Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company.

(ii)       Objection. On or prior to the last day of the Review Period, Shareholder Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Shareholder Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Shareholder Representative’s disagreement therewith (the “Statement of Objections”). If Shareholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Shareholder Representative and Sellers. If Shareholder Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Shareholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement, with such changes as may have been previously agreed in writing by Buyer and Shareholder Representative, shall be final and binding.

(iii)       Resolution of Disputes. If Shareholder Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of Ernst & Young LLP or, if such Person is unable to serve, Buyer and Shareholder Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than any accountants of any Seller or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and the Independent Accountant’s decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)       Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be split and paid equally between Shareholder Representative, with such fees and expenses constituting Reimbursement Expenses, and Buyer.

(v)       Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(vi)       Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall be due (A) within ten (10) Business Days of acceptance of the applicable Closing Working Capital Statement, or (B) if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in Section 2.07(c)(v). If the Post-Closing Adjustment is a positive number, (X) the Purchase Price shall be increased by the amount of the Post-Closing Adjustment, (Y) (1) with respect to amounts payable to Sellers (other than amounts payable to the Option Holders in respect of their Options), Buyer shall pay to Sellers an amount equal to the value of the portion of the Post-Closing Adjustment payable to such Sellers by wire transfer to one or more accounts as may be designated by Shareholder Representative, and (2) with respect to amounts payable to Option Holders in respect of their Options, Buyer shall pay to the Company an amount equal to the value of the portion of the Post-Closing Adjustment payable to such Option Holders by wire transfer to an account as may be designated by the Company for distribution to such Option Holders through the Company’s payroll, and (Z) any portion of the Working Capital Escrow Amount remaining in the Working Capital Escrow Account shall be disbursed to Sellers in accordance with the terms and provisions of the Escrow Agreement. If the Post-Closing Adjustment is a negative number, (W) the Purchase Price shall be decreased by the amount of such Post-Closing Adjustment, (X) Buyer and Shareholder Representative shall cause the Escrow Agent to disburse to Buyer from the Working Capital Escrow Account an amount equal to the value of the Post-Closing Adjustment, (Y) any portion of the Working Capital Escrow Amount remaining in the Working Capital Escrow Account, if any, shall be disbursed to Sellers in accordance with the terms and provisions of the Escrow Agreement, and (Z) if such Post-Closing Adjustment is greater than the Working Capital Escrow Amount, each Seller shall pay, on a pro rata basis (each Seller’s pro rata portion being as set forth on Exhibit B), to Buyer the difference between such Post-Closing Adjustment and the Working Capital Escrow Amount, by wire transfer to an account designated by Buyer. The amount of any Post-Closing Adjustment shall not bear interest.

(d)       Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.07 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.08    Withholding.  Notwithstanding anything to the contrary in this Agreement, Buyer and the Company (and any other Person that has a withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing Date; provided that, in the case of Sections 3.01(a), 3.02(c), 3.03(a), 3.05(a) and 3.22(a), (a) the Lott Sellers represent and warrant as to the Lott Sellers only, and (b) the Majority Sellers represent and warrant as to the Majority Sellers only.

Section 3.01 Due Execution.

(a)      By Sellers. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)      By the Company. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Organization, Authority and Qualification of the Company and Authority of Sellers.

(a)      The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Utah and has all necessary corporate power and authority to own, operate and/or lease the properties and assets now owned, operated and/or leased by it and to carry on its business as it is currently conducted. Except as set forth on Section 3.02(a) of the Disclosure Schedules, the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction set forth on Section 3.02(a) of the Disclosure Schedules, which constitutes all jurisdictions in which the properties owned or leased by it, or the operation of its business as currently conducted, makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. Complete and correct copies of the Organizational Documents of the Company, including all amendments, have previously been made available to Buyer.

(b)       The Company has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company.

(c)       Each Seller now has, and at the Closing will have, all requisite capacity and authority to sell, transfer and deliver to Buyer the Shares, free and clear of any Encumbrances (other than state and federal securities laws restrictions).

Section 3.03 Title to Shares; Capitalization.

(a)       Title to Shares. Each Seller is the sole owner, beneficially and of record, of all of the Shares and/or Options, as applicable, set forth opposite such Seller’s name on Section 3.03(a) of the Disclosure Schedules, and such Seller has good and marketable title to such Shares or Options, free and clear of all Encumbrances and restrictions on transfer other than those imposed by applicable federal or state securities laws. There are no contracts of any kind to transfer, sell, assign or pledge to any Person, or otherwise dispose of or encumber, any of such Seller’s Shares or Options.

(b)       Capitalization.

(i)       The authorized capital stock of the Company consists of (A) five million (5,000,000) shares of voting common stock, with a par value of $0.01 per share, four thousand three hundred twenty-one (4,321) of which are issued and outstanding, (B) one thousand twenty-seven (1,027) shares underlying Options, and (C) five hundred thousand (500,000) shares of nonvoting common stock, with a par value of $0.01 per share, of which one hundred ninety-five (195) are issued and outstanding. All of the Shares held by Current Shareholders have been duly authorized, are validly issued, fully paid and non-assessable, have not been issued in violation of any preemptive rights created by statute, the Organizational Documents or any Material Contract, and are owned of record and beneficially by Current Shareholders, free and clear of all Encumbrances. Each grant of an Option to the Option Holders has been duly authorized by all necessary corporate action.

(ii)       Section 3.03(b)(ii) of the Disclosure Schedules sets forth all outstanding or authorized Options (including the vesting schedules and exercise prices for such Options), warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. Section 3.03(b)(ii) of the Disclosure Schedules sets forth all voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 No Subsidiaries. The Company does not own or have any interest in any shares or have an ownership interest in any other Person.

Section 3.05 No Conflicts; Consents.

(a)       The execution, delivery and performance by Sellers of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) result in a violation or breach of any provision of any Law or Governmental Order applicable to Sellers; or (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of or any loss of any benefit under, constitute a default under, result in the acceleration or termination of, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien upon any Material Contract, except in the case of clauses (i) and (ii), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices as are set forth on Section 2.05(b)(i)(D) of the Disclosure Schedules.

(b)       The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (i) result in a violation or breach of any provision of the Organizational Documents of the Company; (ii) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; or (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under, or result in the acceleration of, any Material Contract, except in the case of clauses (ii) and (iii) where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices as are set forth on Section 2.05(b)(i)(D) of the Disclosure Schedules.

Section 3.06 Financial Statements.  Copies of the Company’s audited financial statements consisting of the balance sheet of the Company as of December 31st in each of the years 2013, 2014 and 2015 and the related statements of income, shareholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as of October 31, 2016 and the related statement of income for the ten (10)-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered or made available to Buyer in the Data Room. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, in each case, except (a) as may be disclosed therein, and (b) with respect to the Interim Financial Statements, (i) for normal year-end adjustments, and (ii) for the omission of notes and schedules required by GAAP. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of October 31, 2016 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

Section 3.07 Undisclosed Liabilities.  Except as set forth in Section 3.07 of the Disclosure Schedules, the Company has no liabilities, obligations or commitments of any nature (whether known or unknown, whether asserted or unasserted or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date; (b) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount; (c) those that will be discharged in connection with the Closing, if any; and (d) those incurred in connection with the transactions expressly contemplated by this Agreement. After the Closing, the Company shall have no liabilities, obligations or commitments of any nature (whether known or unknown, whether asserted or unasserted or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) relating to or arising out of the Excluded Assets or any transactions related thereto.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement, since the Balance Sheet Date, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any:

(a)       event, occurrence or development that has had a Material Adverse Effect;

(b)       amendment of the Organizational Documents of the Company;

(c)       split, combination or reclassification of any shares of its capital stock;

(d)       (i) issuance, sale or other disposition, or authorization of any issuance, sale or other disposition, of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or (ii) amendment of any term of any of the Company’s capital stock, options, warrants or other rights to obtain any of its capital stock;

(e)       declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)       material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(g)       termination or written notice of termination received from a third party, or amendment or modification, with respect to any Material Contract or any Permit listed on Section 3.16(b) of the Disclosure Schedules;

(h)       entry into of any contract that constitutes a Material Contract (other than a Material Contract set forth on Section 3.09(a) of the Disclosure Schedules);

(i)        incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $25,000, except unsecured current obligations, trade payables and liabilities incurred, in each case, in the ordinary course of business (provided that any incurrence, assumption or guarantee of any indebtedness for borrowed money (regardless of type or amount) shall not be a prohibited action between the date hereof and the Closing Date for purposes of Section 5.01, so long as such incurrence, assumption or guarantee is properly reflected on the Closing Working Capital Statement);

(j)        loan to (or forgiveness of any loan to), or entry into any other transaction with, any Seller or current or former directors, officers and employees;

(k)       new, change in or revocation of any material Tax election, filing of any amended Tax Return, adoption of or change in any material method of Tax accounting, change in any annual Tax accounting period, entrance into any Tax allocation agreement, Tax-sharing agreement, Tax-indemnity agreement or closing agreement, settlement or compromise of any claim, notice, audit report or assessment in respect of material Taxes, surrender of any right to claim a material Tax refund or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(l)        sale or other disposition, mortgage, pledge or other Encumbrance of any of the assets shown or reflected on the Balance Sheet, other than (i) in the ordinary course of business, (ii) dispositions of obsolete or worthless assets or (iii) dispositions of any other assets having an aggregate value of less than $25,000 (provided that this clause (iii) shall not be a permitted action between the date hereof and the Closing Date for purposes of Section 5.01), or (iv) as contemplated by the express terms of a Material Contract;

(m)      entry into, adoption, amendment or modification of (i) any employment, change in control, retention, severance or similar service agreement with any current or former director,

officer, employee or consultant of the Company or (ii) any Benefit Plan, in each case, other than as required by applicable Law;

(n)      (i) material increase in the amount, rate or terms of compensation or benefits of any of its current or former directors, officers, consultants or employees, except as may be required under any Benefit Plan or applicable Law, (ii) payment or agreement to pay any pension, retirement allowance or other compensation or benefit not contemplated by any Benefit Plan to any director, officer, employee or consultant, whether past or present, (iii) entry into, adoption, amendment or termination of any Benefit Plan, (iv) acceleration of the vesting or payment of any compensation or benefits to any of the Company’s current or former directors, officers, consultants or employees under any Benefit Plan or otherwise, except as may be required under any Benefit Plan or applicable Law or as is contemplated by this Agreement, (v) grant of any awards under any equity-based, bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan, (vi) taking of any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or otherwise, (vii) hiring of any employee who, upon such employment, would be at a level of Vice President or above, or (viii) termination of any employee at a level of Vice President or above, other than for cause, in each case, other than as required by applicable Law;

(o)      failure to maintain in full force and effect the Company’s current insurance policies or any renewal thereof;

(p)      acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(q)      entry into a new line of business or abandonment or discontinuance of existing lines of business;

(r)       adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(s)       granting of a license to a third party with respect to any Company IP;

(t)       commitment for capital expenditures in excess of $25,000 that have not been paid for as of the Signing Date;

(u)      material change in the amount, aging or collectability of the Company’s accounts receivable or other debts due to the Company or the allowances with respect thereto or in the Company’s accounts payable from that reflected on the Financial Statements (provided that any such changes (whether or not material) properly reflected on the Closing Working Capital Statement shall not constitute a violation of Section 5.01); or

(v)      agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a)       Section 3.09(a) of the Disclosure Schedules lists each of the following currently effective contracts and other agreements of the Company (collectively, the “Material Contracts”):

(i)         each agreement of the Company involving aggregate consideration to or from the Company in excess of $50,000 in any calendar year (including leases for real or personal property) or requiring performance by any party more than one (1) year from the date hereof;

(ii)        each agreement that cannot be cancelled by the Company without penalty or without more than ninety (90) days’ notice or which will not expire on its terms within ninety (90) days of the Signing Date;

(iii)       all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $50,000;

(iv)       all agreements that provide for the indemnification by the Company of any Person or the assumption of any Tax, Environmental Claim or other liability of any Person;

(v)        all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising agreements to which the Company is a party involving aggregate consideration to or from the Company in excess of $50,000 in any calendar year or requiring performance by any party more than one (1) year from the date hereof;

(vi)       all settlement agreements of any nature (other than settlement agreements that do not provide for any future payment or performance obligations on behalf of the Company);

(vii)      all employment agreements and agreements with independent contractors or consultants (or similar arrangements) to which the Company is a party;

(viii)     all outstanding loan agreements and/or promissory notes evidencing indebtedness to the Company by any current or former officer, director, employee or consultant;

(ix)       agreements containing any “change in control” or similar provision applicable to the Company;

(x)        original equipment manufacturer agreements or distributor agreements, in each case involving amounts in excess of $50,000;

(xi)       all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $50,000;

(xii)      except for agreements relating to trade receivables, all agreements relating to indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $50,000;

(xiii)    all agreements between or among the Company, on the one hand, and any Seller or any Affiliate of any Seller or group of Sellers (other than the Company), on the other hand;

(xiv)    all agreements pursuant to which the Company has granted a license or other right to use any Company IP;

(xv)     all agreements pursuant to which the Company is authorized to use any third party Intellectual Property right, other than “shrink wrap” or similar generally available commercial end-user licenses to software;

(xvi)    all agreements containing covenants limiting, in any material respect, the freedom of the Company to compete with any Person in any line of business or in any area or territory;

(xvii)   all agreements granting any Person any exclusive rights; and

(xviii)  all agreements granting “most favored customer” terms or similar terms, including such terms for pricing, to any Person other than the Company.

(b)       True and complete copies of all Material Contracts have been made available to Buyer prior to the date hereof. Neither the Company nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under any Material Contract in any material respect, or has provided or received any notice of any intention to terminate any Material Contract. Each Material Contract, other than the A&R SanMar Agreement (to which Sellers give no representations or warranties whatsoever in this Agreement), is in full force and effect and, with respect to the Company and, to the Knowledge of Sellers, the other parties thereto, is enforceable in accordance with its terms, except in each case where enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and (ii) general rules of equity.

Section 3.10 Title to Assets; Real Property.

(a)       The Company owns no Real Property. The Company has good and valid title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Interim Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Interim Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(b)       Section 3.10(b) of the Disclosure Schedules lists (i) the street address of each parcel of leased Real Property, and (ii) as of the Signing Date, all leases for each parcel of leased Real Property involving total annual payments of at least $25,000, including the identification of the lessee and the lessor thereunder.

Section 3.11 Intellectual Property.

(a)       Section 3.11(a) of the Disclosure Schedules lists (i) all unexpired patents, pending patent applications, trademark registrations that have not been canceled as of the date of this Agreement and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations that in each case are Company IP (collectively, the “Registered IP”) and any unregistered trademarks that are Company IP and are material to the Company’s conduct of the Company Business, (ii) the jurisdiction in which each such item of Registered IP has been registered or filed and the applicable application, registration, or serial or other similar identification number, and (iii) any other Person that has an ownership interest in any Company IP (whether joint or otherwise) and the nature of such ownership interest.

(b)       The Company exclusively owns all Company IP free and clear of any Encumbrances, other than licenses granted pursuant to the Material Contracts and other than any ownership interests of any Persons listed on Section 3.11(a) of the Disclosure Schedules as having an ownership interest in any Company IP. All documents and instruments necessary to perfect the rights of the Company in the Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority, and all Registered IP is otherwise in good standing and has not been abandoned or canceled as of the date of this Agreement.

(c)       To Sellers’ Knowledge, the Company owns or has the right to use all Intellectual Property necessary to conduct the Company Business.

(d)       The Company’s conduct of the Company Business does not infringe, misappropriate or otherwise violate in any material respect the Intellectual Property of any Person and, to Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise violating in any material respect any Company IP.

(e)       There are no pending or threatened legal actions (including any opposition, cancellation, revocation, review, or other proceeding), and the Company has not received any written notice, (i) alleging any infringement, misappropriation, or other violation by the Company of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company IP. There are no pending or threatened legal actions (including any opposition, cancellation, revocation, review or other proceeding), and the Company has not sent to any Person any notice alleging any infringement, misappropriation, or other violation by any Person of any Company IP. To Sellers’ Knowledge there are no facts or circumstances that could reasonably be expected to give rise to any legal action described in this Section 3.11(e).

(f)       The Company has taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by the Company and, to Sellers’ Knowledge, such material trade secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(g)       Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP has entered into a written agreement containing an assignment to the Company of all Intellectual Property rights in such Person’s contribution to the Company IP and confidentiality provisions protecting such Company IP.

(h)       Neither the execution, delivery, or performance of this Agreement or any other agreements contemplated hereby nor the consummation of any of the transactions contemplated hereby or thereby will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Company IP; (ii) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.

Section 3.12 Inventory. Except as set forth in Section 3.12 of the Disclosure Schedules, all inventory of the Company, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established and are reflected in the Financial Statements. All such inventory is owned by the Company free and clear of all Encumbrances, other than Permitted Encumbrances, and no inventory is held on a consignment basis.

Section 3.13 Accounts Receivable. Except as set forth in Section 3.13 of the Disclosure Schedules, all accounts receivable reflected on the Interim Balance Sheet are collectible in full, without any setoff, expense or other reduction, net of the reserve set forth on the Interim Balance Sheet, which reserve is adequate and calculated in accordance with GAAP and the Company’s past practice in the preparation of its Audited Financial Statements. Except as set forth in Section 3.13 of the Disclosure Schedules, the Company has not received any written notice regarding the uncollectibility of its accounts receivable.

Section 3.14 Insurance. Section 3.14 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the Signing Date and will be as of the Closing Date. The Company is current on all premiums due and payable with respect to, and has otherwise performed all of its material obligations under, each of the Insurance Policies. The Company has not received notice of default under any Insurance Policy, nor has the Company received notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium or deductible increase with respect to any Insurance Policy. Except as set forth in Section 3.14 of the Disclosure Schedules, to Sellers’ Knowledge, there are no outstanding material claims and no actual or potential Losses under any Insurance Policy.

Section 3.15 Legal Proceedings; Governmental Orders.

(a)       Except as set forth in Section 3.15 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending, or, to Sellers’ Knowledge, threatened, against or by the Company (or by or against any Seller or any Affiliate of any Seller and relating to the Company), including any such actions, suits, claims, investigations or other legal proceedings (i) affecting any of (A) the Company’s properties or assets or (B) the officers or directors of the Company (to the extent arising from their actions or omissions in such capacity), (ii) seeking to delay, limit or enjoin the transactions contemplated by this Agreement, (iii) involving the risk of criminal liability, or (iv) involving the Company as plaintiff, including any derivative suits brought by or on behalf of the Company. To Sellers’ Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such action.

(b)       To Sellers’ Knowledge, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.16 Compliance With Laws; Permits.

(a)       The Company is in compliance in all material respects with all Laws applicable to the Company, the Company Business, and the Company’s properties and assets.

(b)       All material Permits required for the Company to conduct the Company Business have been obtained by the Company and are valid and in full force and effect in all material respects, and all such Permits are listed on Section 3.16(b) of the Disclosure Schedules. There is no pending or, to the Knowledge of Sellers, threatened action by or before any Governmental Authority to revoke, cancel, rescind, modify, or refuse to renew in the ordinary course of business any of such Permits.

Section 3.17 Environmental Matters.

(a)       To Sellers’ Knowledge, as of the Closing Date, the Company is in material compliance with applicable Environmental Law and has not, and no Seller has, received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements.

(b)       The Company has obtained and is in material compliance with each Environmental Permit (each of which is disclosed on Section 3.17(b) of the Disclosure Schedules and each of which remains in full force and effect) necessary for the Company to hold for the operation of the Company Business or use of the Company’s assets or as otherwise required by any Environmental Law.

(c)       No Real Property is listed on, or has been proposed for listing on, the National Priorities List under CERCLA, or any similar federal or state list under any Environmental Law.

(d)       To Sellers’ Knowledge, there is not now and has not been a Release of Hazardous Materials in material violation of Environmental Law at any Real Property or related to any Company operations.

(e)       The Company has previously made available to Buyer in the Data Room or otherwise all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Real Property or any Environmental Permit, which are in the possession or control of Sellers or the Company and dated or otherwise issued, conducted, or performed within the past five (5) years.

(f)       Notwithstanding anything else contained herein to the contrary, the representations and warranties set forth in this Section 3.17 are the Company’s sole and exclusive representations and warranties regarding environmental matters.

Section 3.18 Employee Benefit Matters.

(a)       Section 3.18(a) of the Disclosure Schedules contains a list of each material “employee benefit plan” (within the meaning of Section 3(3) of ERISA), benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, retention, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program or other employee benefit agreement, plan, policy or program, whether or not reduced to writing and whether or not subject to ERISA, in effect and covering one or more current or former employees, directors or consultants of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company may have any obligation or liability (whether actual or contingent) (as listed on Section 3.18(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)       With respect to each Benefit Plan, the Company has made available to Buyer a current copy (or, to the extent no such copy exists, a description) thereof and, to the extent applicable: (i) any related trust agreement, (ii) the most recent Internal Revenue Service determination letter or opinion letter with respect thereto and any pending request for such a letter, (iii) the most recent summary plan description, (iv) all material filings and correspondence with any Governmental Authority with respect thereto, and (v) for the most recent plan year: (A) the Form 5500 and attached schedules filed with the Internal Revenue Service and (B) audited financial statements or actuarial reports.

(c)       Each Benefit Plan and related trust has been established and administered in all material respects in accordance with its terms and materially complies with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Code §401(a) (a “Qualified Benefit Plan”) has received a favorable determination or opinion letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter or advisory letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Sellers’ Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter or advisory letter from the Internal Revenue Service. All benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in all material respects in accordance with the terms of such Benefit Plan or, if not yet due, have been properly reflected on the Interim Balance Sheet.

(d)       No Benefit Plan: (i) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA); or (iii) is subject to Title IV of ERISA, and neither the Company nor any ERISA Affiliate maintains, participates in, contributes to or has any obligation (contingent or otherwise) to contribute to or has maintained, participated in, contributed to or had an obligation (contingent or otherwise) to contribute to any such plan.

(e)       Other than as required under Section 4980B of the Code or other applicable Law, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment, and the Company has no liability under any Benefit Plan to provide benefits or coverage in the nature of health, life or disability insurance to any former employee, consultant or director.

(f)       (i) There is no pending or, to Sellers’ Knowledge, threatened material action (other than routine claims for benefits) relating to a Benefit Plan; (ii) no event has occurred and, to Sellers’ Knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such action or subject the Company to any material liability (other than routine claims for benefits) under the terms of, or with respect to, any such Benefit Plan, ERISA, the Code or any other applicable Law; and (iii) no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.

(g)       To Sellers’ Knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Benefit Plan.

(h)       Neither the execution of this Agreement nor the transactions contemplated hereby will, individually or together with the occurrence of any other event: (i) result in the payment to or increase the amount of any compensation or benefits due to any current or former employee, director or consultant of any money or other property under any Benefit Plan or otherwise; or (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former employee, director or consultant, except as required by ERISA or the Code.

(i)       Each Benefit Plan has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom. The Company is neither a party to nor does it have any obligation under any contract or Benefit Plan to compensate any Person for additional Taxes payable pursuant to Section 409A of the Code.

(j)       To Sellers’ Knowledge, the per share exercise price of each stock option of the Company was not less than the fair market value of a Share on the applicable grant date.

(k)       No Benefit Plan is subject to the laws of any jurisdiction outside of the United States.

Section 3.19 Employment Matters.

(a)       The Company is currently not a party to, or bound by, any collective bargaining or other agreement with a labor organization or trade union representing any of its employees. Since January 1, 2013, there has not been, nor, to Sellers’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.

(b)       The Company is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company. There are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(c)       Except as expressly contemplated by this Agreement, to Sellers’ Knowledge, no employee intends to terminate his or her employment for any reason. Except as expressly contemplated by this Agreement, no employee (i) has given, has threatened to give or has received notice terminating his office and/or employment (whether or not that notice has expired), (ii) is under threat of dismissal, or (iii) will be entitled to resign or treat his office and/or employment as terminated as a result of the transactions contemplated by this Agreement.

(d)       Each individual providing services to the Company and its respective ERISA Affiliates has been properly classified by such entity as an employee or independent contractor with respect to each such entity for all purposes under applicable Law and the Benefit Plans.

(e)       The Company has withheld and paid all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to service providers, and is not liable for any arrears of wages or any Taxes or any penalty for failure to withhold or pay such amounts.

Section 3.20 Taxes.

(a)       The Company has filed with the appropriate Governmental Authority (taking into account any valid extensions) all income Tax Returns and other material Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any such Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction. All material Taxes due and owing by the Company have been timely paid, whether or not shown on any Tax Returns.

(b)       The unpaid Taxes of the Company did not, as of the Interim Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto). Since the Interim Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(c)       No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company.

(d)       No deficiencies for material Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Authority. There are no ongoing or threatened audits, assessments, actions, suits, claims, investigations or other legal proceedings by any Governmental Authority against the Company.

(e)       There are no Encumbrances for Taxes upon any asset of the Company other than Permitted Encumbrances.

(f)       The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any installment sale or other transaction on or prior to the Closing Date, any accounting method change or agreement with any Governmental Authority filed or made on or prior to the Closing Date, any prepaid amount received on or prior to the Closing, or any election under Code § 108(i).

(g)       The Company has never been a member of an affiliated group of companies within the meaning of Code § 1504 or any similar group for federal, state, local or foreign Tax purposes. The Company has no liability for the Taxes of any Person other than the Company (i) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(h)       The Company is not a party to any Tax-sharing, Tax-indemnity, Tax-allocation or similar agreement.

(i)       All Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor, shareholder of the Company or third party have been duly collected or withheld and, to the extent required when due, have been duly paid to the appropriate Governmental Authority.

(j)       The Company is not subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for U.S. federal income Tax purposes.

(k)       The Company (and any predecessor of the Company) is, has been for the last ten (10) years, and will be up to the termination of such status as a result of the consummation of the transactions contemplated in this Agreement, a validly electing S corporation within the meaning of Code §§ 1361 and 1362 (and any comparable provisions of state and local Tax law in jurisdictions in which such election was available). The IRS has not challenged the status of the Company as an S corporation for federal income Tax purposes under the Code. The Company has not, in the past ten (10) years, acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.

(l)       The Company has not engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the United States.

(m)     The Company has never been a party to a transaction that is or is substantially similar to a “reportable transaction” as such term is defined in Treasury Regulations § 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Law.

(n)       None of the Company nor any predecessors by merger or consolidation has been a party to any transaction intended to qualify under Code § 355.

(o)       The Company has never participated in nor is participating in an international boycott within the meaning of Code § 999.

(p)       All of the loans set forth on Section 2.05(b)(i)(G) of the Disclosure Schedules have been treated as debt by the Parties having fixed principal and maturity dates and with applicable interest rates.

Section 3.21 Books and Records. The minute books and stock record books of the Company have been made available to Buyer and accurately and fairly reflect in all material respects the minutes of all material meetings, resolutions and other material actions and proceedings of the Company and its shareholders and the board of directors of the Company and all committees thereof contained therein and, to Sellers’ Knowledge, all issuances, transfers and redemptions of capital stock of the Company.

Section 3.22 Brokers.

(a)       No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers.

(b)       Except for Robert W. Baird & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

Section 3.23 Condition and Sufficiency of Assets. The buildings, plants, structures, fixtures, machinery, equipment and other tangible personal property of the Company are structurally sound, are in good operating condition and repair, normal wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures or equipment is in need of maintenance or repairs except for maintenance and repairs that are not material in nature or cost to the Company Business. The buildings, plants, structures, equipment and other assets of the Company (without taking into account any of the Excluded Assets) are sufficient for the continued conduct of the Company Business after the Closing in substantially the same manner as conducted prior to the Closing. None of the Excluded Assets are used in or necessary for the operation of the Company Business.

Section 3.24 Customers and Suppliers. Section 3.24 of the Disclosure Schedules contains a correct and complete list of the top 10 customers and top 10 suppliers of the Company for the fiscal years ended December 31, 2015 and 2014 (in the case of customers, based on the amount of revenues recognized by the Company and, in the case of suppliers, the dollar amount of payments made by the Company). To Sellers’ Knowledge, no such customer or supplier plans or has threatened to stop or materially decrease the rate of business done with the Company.

Section 3.25 Anti-Bribery Compliance. Neither the Company nor any of its directors, officers or employees has knowingly taken any action, directly or indirectly, that would result in a material violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, or any other applicable Law of similar effect in any jurisdiction to which such Person is subject in the ownership or operation of the Company Business.

Section 3.26 Related Party Transactions. No Seller or director or officer of the Company, nor any Affiliate of any such Person (other than the Company), is a party to any contract, commitment, agreement, understanding or other arrangement, other than a Material Contract, to which the Company is a party.

Section 3.27 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of the Company, Sellers or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives (including any and all materials prepared by Robert W. Baird & Co. Incorporated and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof and as of the Closing Date.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the case of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act.

Section 4.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04 Brokers. Except for Lazard Frères & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05 Sufficiency of Funds. Buyer has sufficient cash on hand, borrowing capacity or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.06 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07 Limitation on the Company’s and Sellers’ Representations and Warranties; Independent Investigation. BUYER HEREBY ACKNOWLEDGES THAT THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS, AS APPLICABLE, IN ARTICLE III (AS SUPPLEMENTED BY THE DISCLOSURE SCHEDULES) CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY OR THE COMPANY BUSINESS, OR ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND SELLERS. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers and the Company made available to Buyer for such purpose. Buyer acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Company and Sellers, as applicable, set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall: (a) conduct the business of the Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall not, and shall not cause or permit the Company to, take any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, the Company shall use commercially reasonable efforts to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable (and in no event less than two (2) days’ (provided that at least one of such days is a Business Day)) advance written notice to Robert W. Baird & Co. Incorporated, under the supervision of the personnel of the Company and in such a manner as not to interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 5.02 shall be submitted or directed exclusively to Robert W. Baird & Co. Incorporated or such other Persons as Robert W. Baird & Co. Incorporated may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, none of the Company, Sellers or Shareholder Representative shall be required to disclose any information to Buyer if such disclosure would, in such Person’s reasonable discretion: (i) cause significant competitive harm to Sellers, the Company or their respective businesses if the transactions contemplated by this Agreement are not consummated; (ii) jeopardize any attorney-client or other privilege; or (iii) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the Signing Date. Prior to the Closing, without the prior written consent of Shareholder Representative, which may be withheld for any reason, Buyer shall (A) not contact any suppliers to, or customers of, the Company with respect to their relationship with the Company or any other matter related to this Agreement or the transactions contemplated hereby, or (B) have no right to perform invasive or subsurface investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.02.

Section 5.03 Supplement to Disclosure Schedules. From time to time prior to the Closing, the Company and Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules with respect to any matter hereafter arising or of which the Company or any Seller becomes aware after the date hereof (each a “Schedule Supplement”). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.02 have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within ten (10) Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 7.02 with respect to such matter.

Section 5.04 Notification. Between the date of this Agreement and the Closing Date, the Company, on the one hand, and Buyer on the other hand, shall promptly notify the other in writing of any fact, circumstance, event or action the existence, occurrence or taking of which (a) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (b) has resulted in, or could reasonably be expected to result in, any representation or warranty made by such Party hereunder not being true and correct or (c) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VI to be satisfied; provided, however that such disclosure, except to the extent waived by Buyer pursuant to Section 5.03, shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or for determining whether or not the conditions set forth in Article VI have been satisfied.

Section 5.05 Employees; Benefit Plans.

(a)        During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall (or shall cause the Company to) (i) provide each employee who remains employed immediately after the Closing, which shall be substantially all employees of the Company (subject to Buyer’s right to terminate any such employee at any time under clause (ii) below) (the “Continuing Employees”): (A) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (B) target annual cash incentive compensation opportunities (which shall not include any special, one-time cash incentive opportunities, such as retention bonuses), which are no less than the target annual cash incentive compensation opportunities provided by the Company immediately prior to the Closing; and (C) employee benefits that are no less favorable in the aggregate than the employee benefits maintained by the Company for the Continuing Employees as of the Signing Date; and (ii) for those employees terminated without cause at any time during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, pay the severance amounts set forth on Section 5.05(a)(i) of the Disclosure Schedules. Buyer further agrees that, from and after the Closing Date, Buyer shall (or shall cause the Company to) grant the Continuing Employees with credit for any service with the Company and/or its ERISA Affiliates earned prior to the Closing Date (A) for eligibility and vesting purposes and (B) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or the Company or any of its subsidiaries after the Closing (the “New Plans”), except to the extent such recognition would result in a duplication of benefits. For the avoidance of doubt, in respect of any New Plan that provides for any “defined benefit” accruals and calculations, the service credit shall apply with respect to eligibility and not for purposes of benefit accrual calculations. In addition, Buyer hereby agrees that Buyer shall (or shall cause the

Company to) take commercially reasonable steps to (1) cause to be waived all actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Benefit Plan as of the Closing Date and (2) cause any covered expenses incurred on or before the Closing Date during 2016 by any employee (or covered dependent thereof) of the Company to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan with respect to the 2016 calendar year. Nothing contained herein, express or implied, is intended to confer upon any employee of the Company any right to continued employment for any period or constitute an amendment to, or any other modification of, any New Plan or Benefit Plan. For the avoidance of doubt, Buyer further agrees that it shall honor, and shall cause the Company to honor, all accrued but unused vacation, paid time off, and sick time for each Continuing Employee to the extent such unused vacation, paid time off, or sick time is reflected on Section 5.05(a)(ii) of the Disclosure Schedules.

(b)       Sellers shall cause the Company to take all action necessary to terminate the Company’s 401(k) Retirement Savings Plan effective at least one (1) day prior to the Closing Date. In connection with such termination, the Company and Buyer agree to use commercially reasonable efforts to: (i) amend their respective 401(k) plans to facilitate the distribution and rollover of the Continuing Employees’ 401(k) plan account balances to a 401(k) plan sponsored by Buyer; (ii) permit the rollover of any outstanding Continuing Employee loans to a 401(k) plan sponsored by Buyer; and (iii) take any additional action reasonably required to permit each Continuing Employee who has received an eligible rollover distribution to roll such eligible rollover distribution into a 401(k) plan sponsored by Buyer as promptly as reasonably practicable.

(c)       This Section 5.05 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 5.05, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.05. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any Benefit Plan, or other program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 5.05 shall not create any right in any employee of the Company or in any other Person to any continued employment or service with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.06 Director and Officer Indemnification and Insurance.

(a)       From and after the Closing Date, the Company shall, and Buyer shall cause the Company to: (i) indemnify and hold harmless each present or former officer or director of the Company (each, a “Covered Person”) from and against any Losses resulting from or arising in connection with any threatened, pending or completed proceeding arising out of or pertaining to any act, omission, event or circumstance occurring at or prior to the Closing, whether asserted or commenced prior to, at or after the Closing (each, a “D&O Claim”), to the fullest extent required or permitted by the provisions as in effect on the date hereof (the “D&O

Indemnification Provisions”) of the Company’s Organizational Documents or pursuant to any applicable Law with respect to the indemnification of Covered Persons; (ii) advance expenses to any applicable Covered Persons in connection with any D&O Claim involving such Covered Person to the fullest extent required or permitted by the D&O Indemnification Provisions; and (iii) honor the D&O Indemnification Provisions as contract rights in favor of the Covered Persons with respect to any D&O Claim.

(b)       (i) All rights to exculpation and indemnification now existing in favor of the Covered Persons as provided in the Company’s Organizational Documents on the date hereof shall be maintained in such documents and shall survive the Closing and shall continue in full force and effect in accordance with their terms, (ii) Buyer shall not cause or permit the Company to amend the Company’s Organizational Documents in any way that would violate the foregoing provisions of this Section 5.06, except to the extent required by applicable Law and (iii) if the Company is reorganized into any other form of legal entity other than a Utah corporation, Buyer shall ensure that the Organizational Documents for such reorganized entity contain substantially equivalent provisions for the continued exculpation and indemnification of the Covered Persons as provided in the Company’s Organizational Documents existing on the date hereof.

(c)       The Company shall, and Buyer shall cause the Company to (i) maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the Signing Date), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event shall Buyer or the Company be required to expend an annual premium for such coverage in excess of 250% of the last annual premium paid by the Company for such insurance prior to the Signing Date (the “Maximum Premium”) and provided further that if such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Company shall obtain, and Buyer shall cause the Company to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(d)       The obligations of Buyer and the Company under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.06 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.06 applies shall be third-party beneficiaries of this Section 5.06, each of whom may enforce the provisions of this Section 5.06).

(e)       In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.06.

Section 5.07 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.07 shall nonetheless continue in full force and effect. At or prior to, and effective upon, the Closing, Buyer and the Company shall cause the Confidentiality Agreement to be terminated.

Section 5.08 Governmental Approvals and Other Third-party Consents.

(a)       Each Party shall, as promptly as possible, use its commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for such Party’s execution and delivery of this Agreement and the performance of such Party’s obligations pursuant to this Agreement. Each Party shall cooperate fully with the other Parties and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not knowingly take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each applicable Party agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement within five (5) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.

(b)       All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any Party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Buyer, Sellers or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Parties in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each Party shall give notice to the other Parties with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other

Parties with the opportunity to attend and participate in such meeting, discussion, appearance or contact to the extent permitted by Law.

(c)        Sellers, directly or indirectly through Shareholder Representative or any other Representative of Sellers, and Buyer, as applicable, shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 and Section 4.02, including any correspondingly numbered sections of the Disclosure Schedules; provided, however, that neither Buyer nor Sellers shall be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.

Section 5.09 Books and Records.

(a)        In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven (7) years after the Closing, Buyer shall:

(i)       retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Buyer and, to Buyer’s knowledge, the historical retention practices of the Company with respect to the scope and duration of retention; and

(ii)       upon reasonable notice, afford the Representatives of Sellers reasonable access (including the right to make, at Sellers’ expense, photocopies), during normal business hours, to such books and records.

(b)        In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of seven (7) years following the Closing, Sellers shall:

(i)       retain Sellers’ books and records (including personnel files) that relate to the Company and its operations for periods prior to the Closing; and

(ii)       upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)        No Party shall be obligated to provide any other Party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

Section 5.10 Public Announcements. The Parties shall approve in writing prior to publication or filing, as applicable, a press release announcing the entry into this Agreement and/or announcing the Closing, and the related Forms 8-K (to the extent consistent with such press release). Thereafter, except as otherwise may be required by applicable Law or stock exchange requirements, no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of Buyer and Shareholder Representative (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any announcement to be made. Notwithstanding the foregoing, no Party shall be required to provide notice to the other or otherwise comply with this Section 5.10 to the extent any proposed release or announcement is consistent with information that has previously been made public without breach of the obligations under this Section 5.10.

Section 5.11 Further Assurances; Efforts to Consummate. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur as soon as possible after the Signing Date, including satisfying the conditions to Closing set forth in Article VI within the control of such party, defending against any legal proceedings, judicial or administrative, challenging this Agreement or the consummation of the transactions, and seeking to have any preliminary injunction, temporary restraining order, stay or other legal restraint or prohibition entered or imposed by any court or other Governmental Authority that is not yet final and non-appealable, vacated or reversed.

Section 5.12 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid by Buyer when due. Other than as set forth in Section 5.16(b)(i), Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Transfer Taxes (and Sellers shall cooperate with respect thereto as necessary). Buyer and Sellers agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes.

Section 5.13 Non-Competition; Non-Solicitation Covenants of Sellers and Sellers’ Affiliates.

(a)        For a two (2)-year period beginning on the Closing Date (the “Restricted Period”), Michael J. Pratt, David J. Wunderli and Anthony M. Palma (together, the “Non-Compete Sellers”) hereby covenant and agree that, unless expressly permitted in writing by Buyer (which permission shall be in Buyer’s sole discretion to give or withhold), Non-Compete Sellers shall not, and shall not cause or permit any Affiliate of any Non-Compete Seller to, directly or indirectly, whether or not through the use of any interposed Person (excluding the ownership of less than five percent (5%) of the outstanding voting stock of any corporation whose common stock is listed on any national securities exchange or automated dealer quotation system):

(i)        own, invest in, manage, operate, conduct, enter into any partnership or joint venture with, or engage in any business that competes with the Company Business anywhere in the United States or any other country in which the Company conducts business as of the Closing Date;

(ii)      call on or solicit any Person that is a customer (including through any distributor, licensee or other arrangement) of the Company Business as of the Closing Date for purposes of diverting such customer to a competing business, or induce or encourage (or attempt to induce or encourage) any then-current customer (including through any distributor, licensee or other arrangement), vendor, supplier, licensor, licensee or other Person to cease conducting or limit business with the Company or Buyer; or

(iii)     solicit for employment or engagement as a contracted service provider, or hire or engage as a service provider, any Person who is an employee of the Company as of the Signing Date; provided, however, that neither (A) the offer by any Non-Compete Seller or any of such Non-Compete Seller’s Affiliates of employment through public advertising or general solicitations (including via print or broadcast media or through Internet posting) that is not specifically targeted at employees of the Company, (B) the hiring by any Non-Compete Seller or any of such Non-Compete Seller’s Affiliates of any Person (other than those employees listed on Section 5.13(a)(iii)(A) of the Disclosure Schedules) who voluntarily on his or her own initiative seeks employment or contracted engagement with such Non-Compete Seller or any of such Non-Compete Seller’s Affiliates without solicitation (other than as permitted herein) by such Non-Compete Seller or any of such Non-Compete Seller’s Affiliates or (C) the hiring by Michael J. Pratt or his Affiliates of certain employees of the Company set forth on Section 5.13(a)(iii)(B) of the Disclosure Schedules in connection with the use or operation of the Shoe Assets, shall be considered a breach of this Section 5.13(a)(iii);

(iv)      provided that, notwithstanding anything to the contrary in this Agreement, it is expressly understood and agreed by the Parties that (y) any Non-Compete Seller and such Non-Compete Seller’s Affiliates may acquire, hold or otherwise own, directly or indirectly, in whole or in part, the Shoe Assets and conduct business with respect thereto and (z) any action prohibited by this Section 5.13(a) shall not constitute a breach of this Section 5.13(a) so long as such action is with respect to the conduct of business related to the Shoe Assets.

(b)        Buyer may not sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any Person without the prior written consent of Shareholder Representative; provided that Buyer may sell, assign and/or transfer this covenant not to compete, in whole or in part, to any Person that purchases all or substantially all of the Company Business; it being expressly understood that the covenant contained in Section 5.13(a)(ii) may not be sold, assigned or transferred, without the prior written consent of Shareholder Representative, to the extent that it is applicable to Buyer and not the Company. Recognizing the specialized nature of the Company Business, Non-Compete Sellers acknowledge and agree that the duration, geographic scope and activity restrictions of this Section 5.13 are reasonable. For purposes of clarification only, no portion of the Purchase Price shall be allocated to the covenants set forth in this Section 5.13.

Section 5.14 No Solicitation of Transactions. From the Signing Date and until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, neither

Sellers nor the Company shall, directly or indirectly, through any Representative of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing information or assistance) or enter into discussions or negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or other similar agreement with any Person other than Buyer with respect to a sale of all or any substantial portion of the Company Business or its assets, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of the Company, or the liquidation or similar extraordinary transaction with respect to the Company; provided that nothing contained herein shall be deemed to prohibit, limit or in any way restrict the sale, assignment or transfer of any of the Excluded Assets pursuant to Section 2.04. The Company and Sellers hereby acknowledge that as of the Signing Date they are not engaged in ongoing discussions or negotiations with any party other than Buyer with respect to any of the foregoing. The Company and Sellers agree not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. The Company and Sellers will immediately notify Buyer (orally and in writing) if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any of the foregoing, with such notification including the terms of any such inquiry or proposal received in respect of the foregoing.

Section 5.15 Confidential Information.

(a)        During the Restricted Period, each Non-Compete Seller shall, and shall cause its Affiliates and Representatives to, hold all Confidential Information in confidence and not disclose any Confidential Information to any Person other than the other Parties, and not use any Confidential Information for such Non-Compete Seller’s own benefit or the benefit of any third party. Notwithstanding the immediately preceding sentence, nothing in this Agreement shall prohibit (i) any Non-Compete Seller, Shareholder Representative or any of their respective Affiliates and Representatives from using or disclosing information to the extent solely relating to the Shoe Assets, and (ii) any Non-Compete Seller or any Affiliate of such Non-Compete Seller from using or disclosing Confidential Information: (A) to the extent reasonably necessary for such Non-Compete Seller to comply with the terms of this Agreement or any other agreement or instruments executed in connection herewith, (B) to the extent such Non-Compete Seller or any Affiliate of such Non-Compete Seller determines that such use or disclosure is reasonably necessary for the defense of any proceeding against such Non-Compete Seller or Affiliate of such Non-Compete Seller, including in connection with challenging or defending any claim for indemnification under Article VII, (C) to the extent required by Law or accounting requirements, including in connection with any accounting, audit, Tax or regulatory compliance of any Non-Compete Seller or any Affiliate thereof, or (D) to the extent disclosure is mandated by any Governmental Order; provided that, in the case of clauses (B), (C) and (D) above, such Non-Compete Seller (I) provides Buyer with prompt written notice of such mandated disclosure prior to such disclosure being made, (II) cooperates reasonably with Buyer’s effort to obtain a protective order or other confidentiality treatment with respect to such Confidential Information whose disclosure is mandated, and (III) discloses only that portion of such Confidential Information required to be disclosed.

(b)        During the Restricted Period, Buyer and the Company shall, and shall cause each of their respective Affiliates and Representatives to, hold all information, whether or not patentable, copyrightable or trademarkable, to the extent solely relating to the Shoe Assets (whether or not marked as confidential) that is not generally available to the public in confidence and not disclose any such information to any Person other than the other Parties, and not use any such information for the benefit of Buyer, the Company or any third party. Notwithstanding the immediately preceding sentence, nothing in this Agreement shall prohibit Buyer, the Company or any Affiliate of Buyer or the Company from using or disclosing such information: (i) to the extent reasonably necessary for such Person to comply with the terms of this Agreement or any other agreement or instruments executed in connection herewith, (ii) to the extent such Person determines that such use or disclosure is reasonably necessary for the defense of any proceeding against such Person, including in connection with challenging or defending any claim for indemnification under Article VII, (iii) to the extent required by Law or accounting requirements, including in connection with any accounting, audit, Tax or regulatory compliance of such Person, or (iv) to the extent disclosure is mandated by any Governmental Order; provided that, in the case of clauses (ii), (iii) and (iv) above, such Person (A) provides Shareholder Representative with prompt written notice of such mandated disclosure prior to such disclosure being made, (B) cooperates reasonably with Shareholder Representative’s effort to obtain a protective order or other confidentiality treatment with respect to such information whose disclosure is mandated, and (C) discloses only that portion of such information required to be disclosed.

Section 5.16 Tax Matters. The following provisions shall govern the allocation of responsibility as between Buyer on the one hand and Sellers on the other hand for certain Tax matters:

(a)        Straddle Period. In the case of any Straddle Period, (i) the amount of any Taxes based on or measured by income, receipts, payroll or sales of the Company that are related to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and (ii) the amount of other Taxes of the Company that are related to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the taxable period contemplated in clause (i) and the denominator of which is the number of days in such Straddle Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable prior practice of the Company, except as otherwise required by Law.

(b)        Responsibility for Filing Tax Returns.

(i)        Shareholder Representative shall prepare or cause to be prepared, and timely file or cause to be timely filed, in a manner consistent with past practice, (i) all Tax Returns of the Company required to be filed (taking into account any applicable extension) on or before the Closing Date and (ii) the Company’s final S corporation income Tax Return for the year in which the Closing Date occurs, even if such income Tax Return is due after the Closing

Date. Sellers shall pay all Taxes shown to be due on such Tax Returns. Shareholder Representative will provide Buyer with a draft of any such Tax Return for Buyer’s review and comment at least twenty (20) days prior to the earlier of the due date thereof (giving effect to any extensions thereto) and the date Shareholder Representative intends to file such Tax Return, and Shareholder Representative will reasonably consider incorporating any reasonable comments of Buyer to any such Tax Return.

(ii)       Buyer will prepare or cause to be prepared, and cause to be timely filed, any Tax Return of the Company with respect to any taxable periods ending before or on the Closing Date that is not described in Section 5.16(b)(i) that is due after the Closing Date. Buyer will provide Shareholder Representative with a draft of any such Tax Return that relates to a Pre-Closing Tax Period for Shareholder Representative’s review and comment at least twenty (20) days prior to the earlier of the due date thereof (giving effect to any extensions thereto) and the date Buyer intends to file such Tax Return, and Buyer will accept and incorporate any reasonable comments of Shareholder Representative to any such Tax Return. Sellers shall pay to Buyer all Taxes due with respect to such Tax Return by the later to occur of (A) two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Governmental Authority and (B) twenty (20) days after the date on which Shareholder Representative receives the draft of such Tax Return.

(iii)      Buyer will prepare or cause to be prepared, and cause to be timely filed, any Tax Return of the Company with respect to a Straddle Period (a “Straddle Period Tax Return”). Buyer will provide Shareholder Representative with a draft of any such Straddle Period Tax Return for Shareholder Representative’s review and comment at least twenty (20) days prior to the earlier of the due date thereof (giving effect to any extensions thereto) and the date Buyer intends to file such Straddle Period Tax Return, and Buyer will accept and incorporate any reasonable comments of Shareholder Representative to any such Straddle Period Tax Return, provided, that if such Straddle Period Tax Return is for a Buyer Tax Group, then Buyer is only required to provide Shareholder Representative with a copy of the portion of such Straddle Period Tax Return solely relating to the Company. Sellers shall pay to Buyer all Taxes due with respect to such Straddle Period Tax Return that are allocated to Sellers in accordance with Section 5.16(a) by the later to occur of (A) two (2) Business Days before payment of Taxes (including estimated Taxes) is due to the applicable Governmental Authority and (B) twenty (20) days after the date on which Shareholder Representative receives the draft of such Tax Return.

(iv)                  Except as specifically provided in Section 5.16(b)(ii) and (iii) and Section 5.16(h), neither Buyer nor any of its Affiliates shall (or after the Closing, shall cause or permit the Company to) file, amend, refile or otherwise modify (or grant an extension of any statute of limitations with respect to) any Tax Return relating in whole or in part to the Company with respect to any taxable period ending on or before the Closing Date without the prior written consent of Shareholder Representative, which consent shall not be unreasonably withheld, delayed or conditioned. Sellers shall not cause the Company to engage in any transaction before the Closing or on the Closing Date that is outside the ordinary course of business (other than transactions contemplated in this Agreement) that would result in any increased liability of Buyer for Taxes.

(c)        Cooperation on Tax Matters. The Parties shall cooperate in connection with the filing of Tax Returns pursuant to this Section 5.16 and in connection with any audit, litigation or other proceeding with respect to Taxes related to the Company, including:

(i)         retaining until the expiration of the statute of limitations (and, to the extent notified by Buyer, any extensions thereof) and (upon request) sharing relevant records and information and providing explanations with respect thereto;

(ii)        using commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby); and

(iii)       providing information required to report pursuant to Code § 6043, Code § 6043A or Treasury Regulations promulgated thereunder.

(d)       Tax Refunds. Any Tax refund or credit against Tax (or portion thereof that relates to a Pre-Closing Tax Period) that is received by Buyer, the Company, or any Affiliate thereof after the Closing, or that was received prior to the Closing but which was not paid to Sellers and which was not taken into account in the calculation of the Closing Working Capital, as finally determined pursuant to Section 2.07, that relates to any Pre-Closing Tax Period of the Company (to the extent such Taxes were paid by the Company prior to the Closing or by Sellers prior to or after the Closing), shall be for the account of Sellers, except to the extent such refund or credit arises as the result of a carryback of a loss or other Tax benefit from a taxable period (or portion thereof) beginning after the Closing Date or such refund or credit was included as an asset in the calculation of the Closing Working Capital, as finally determined pursuant to Section 2.07, and Buyer shall pay over to Sellers, within fifteen (15) days after receipt thereof, an amount equal to such refund or credit net of the reasonable expenses (including income Taxes) incurred to obtain such refund or credit. To the extent such refund or credit is subsequently disallowed or required to be returned to the applicable Governmental Authority, Sellers agree promptly to repay the amount of such refund or credit, together with any interest, penalties or other additional amounts imposed by such Governmental Authority, to Buyer.

(e)       Transaction Expenses and Other Expenses. It is the express intent of Buyer, Sellers and the Company that, to the maximum extent permitted by Law, any item of loss or deduction deductible for income Tax purposes that is directly attributable to the payment of costs or expenses (including, by way of example only, any compensatory bonuses, change of control bonuses, fees, costs, the payment of any expenses, including Transaction Expenses) or other amounts in the nature of compensation or similar consideration for Tax purposes paid or incurred by the Company in connection with or arising from the transactions contemplated in this Agreement (e.g., the payment of option-related payments) (a “Transaction Tax Deduction”) shall be for the sole benefit of the Company as owned by Sellers, and deducted by the Company during the Pre-Closing Tax Period, and reported on any Tax Return of the Company filed with respect to the Pre-Closing Tax Period. If, for whatever reason, any such Transaction Tax Deduction is not taken into account on any Tax Return of the Company filed with respect to the Pre-Closing Tax Period and is, instead, taken into account on a Tax Return of the Company filed with respect to any taxable year or period (or portion thereof) starting after the Closing Date, then Buyer shall pay to Sellers, in cash, an amount equal to the amount of any Transaction Tax Benefit actually realized by the Company with respect to the taxable period beginning after the Closing Date ending on or before December 31, 2017. The amount so paid shall be treated by the Parties, unless otherwise required by Law, as an increase in the Purchase Price for all purposes of this Agreement.

(f)       Tax Contests. Buyer and the Company (following the Closing), on the one hand, and Sellers, on the other hand, shall promptly notify each other upon receipt by such Party of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period (any such inquiry, claim, assessment, audit or similar event, a “Tax Contest”). Any failure to so notify any other Party of any Tax Contest shall not relieve such other Party of any liability with respect to such Tax Contests except to the extent such Party was actually prejudiced as a result thereof. Sellers shall have sole control of the conduct of all Tax Contests with respect to a taxable period ending on or before the Closing Date except to the extent that such Tax Contest is related to the Tax Returns of the Company on which the consequences of the Section 338(h)(10) Election are reported, including any settlement or compromise thereof, provided, however, that Sellers shall keep Buyer reasonably informed of the progress of any such Tax Contest, and if such Tax Contest could reasonably be expected to have an adverse effect on the Company or Buyer in a taxable period (or portion thereof) beginning on or after the Closing Date, Sellers shall provide Buyer with the right to participate in any such Tax Contest at Buyer’s expense, and shall not affect any settlement or compromise without Buyer’s prior written consent, which shall not be unreasonably withheld or delayed. Except as provided below, Buyer shall have sole control with respect to Tax Contests involving Straddle Periods and all Tax Contests to the extent relating to the Tax Returns of the Company on which the consequences of the Section 338(h)(10) Election are reported and shall keep Shareholder Representative reasonably informed of the progress of any such Tax Contest, and shall not affect any settlement or compromise with respect to which Sellers are liable without obtaining Shareholder Representative’s prior written consent thereto, which shall not be unreasonably withheld or delayed; provided, however that if such Tax Contest could reasonably be expected to have an adverse effect on either the Company, for any period ending on or prior to the Closing Date, or any Seller, then Buyer shall provide Shareholder Representative with the right to participate in such Tax Contest at Sellers’ expense. In such a case, if Shareholder Representative exercises such right, then to the extent a matter raised during such Tax Contest would reasonably be expected to have an adverse effect on either the Company, for any period ending on or prior to the Closing Date, or any Seller, then Buyer shall not effect any settlement or compromise of that matter without obtaining Shareholder Representative’s prior written consent, which shall not be unreasonably withheld or delayed.

(g)       S Corporation Status. The Company and Sellers shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code §§ 1361 and 1362. The Company and Sellers shall not take or allow any action other than the sale of the Company’s stock pursuant to this Agreement, and any elections with respect thereto, that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code §§ 1361 and 1362.

(h)        Section 338(h)(10).

(i)         Election. At Buyer’s option, Buyer and each Seller shall join in making an election under Code § 338(h)(10) (and any corresponding election under state, local, or foreign Tax Law), with respect to the purchase and sale of the Company’s stock hereunder (collectively, a “Section 338(h)(10) Election”). In the event the Section 338(h)(10) Election is made, Buyer, the Company and Sellers shall not take any action that could cause the Section 338(h)(10) Election to be invalid, and shall take no position contrary thereto unless required pursuant to a determination as defined in Code § 1313(a) or any similar provision of any state, local or foreign Law. Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable Law and will pay any Tax attributable to the making of a Section 338(h)(10) Election. No later than thirty (30) days following the Closing Date, Buyer shall prepare IRS Form 8023 and any similar forms necessary to effectuate the Section 338(h)(10) Election under applicable state, local and foreign Tax Laws (collectively, the “Section 338(h)(10) Election Forms”). Sellers shall cooperate with Buyer in the preparation of the Section 338(h)(10) Election Forms and shall deliver to Buyer two (2) duly completed and executed copies thereof. Buyer and Sellers shall cooperate with each other and take all actions necessary and appropriate (including filing such additional forms, Tax Returns, elections, schedules and other documents as may be required) to effectuate and preserve the Section 338(h)(10) Election in accordance with the provisions of Treasury Regulations § 1.338(h)(10)-1 and comparable provisions of applicable state, local and foreign Tax Laws.

(ii)      Allocation of Purchase Price. Within sixty (60) days after the determination of the Closing Working Capital pursuant to Section 2.07, Buyer shall determine and deliver to Shareholder Representative a schedule setting forth the allocation of the Purchase Price among the assets of the Company as of the Closing grouped by the seven asset classes referred to in Treasury Regulations § 1.1060-1(c) and described in Treasury Regulations § 1.338-6(b) (the “Purchase Price Allocation Schedule”), which Purchase Price Allocation Schedule shall be substantially consistent with the terms set forth on Exhibit F. Notwithstanding anything in this Agreement to the contrary, no amount of the Purchase Price shall be allocated to the covenants contemplated in this Agreement. The Purchase Price Allocation Schedule shall be subject to Shareholder Representative’s comment and approval, not to be unreasonably conditioned, withheld or delayed, provided, however, that Sellers shall accept Buyer’s determination of the Purchase Price allocation to the extent that the Purchase Price allocation is reasonable and consistent with the allocation set forth at Exhibit F and applicable Law. Within fifteen (15) days following delivery of the Purchase Price Allocation Schedule, Buyer shall prepare consistently therewith IRS Form 8883 and any similar forms required by applicable state, local and foreign Tax Laws (collectively, the “Section 338(h)(10) Allocation Forms”), and promptly deliver copies of the Section 338(h)(10) Allocation Forms to Sellers. Sellers and Buyer agree and acknowledge that (A) neither Sellers nor Buyer shall, absent mutual written agreement, challenge or dispute the allocations set forth in the Purchase Price Allocation Schedule, (B) each of Buyer and Sellers shall file all Tax Returns in a manner consistent with the

Purchase Price Allocation Schedule, and (C) neither Sellers nor Buyer will take any position inconsistent therewith in any Return, refund claim, litigation, or otherwise unless required pursuant to a determination as defined in Code § 1313(a) or any similar provision of any state, local or foreign Law. If pursuant to this Agreement, the amount allocated to any asset or asset class is increased or decreased after the filing of any Section 338(h)(10) Allocation Form, then the Parties shall timely file a supplement to the applicable Section 338(h)(10) Allocation Form in a manner consistent with this Agreement, Code §§ 338 and 1060, and the Treasury Regulations thereunder.

(iii)      Each of Buyer and Sellers shall bear its respective costs and expenses of preparing and reviewing the Section 338(h)(10) Election Forms, the Purchase Price Allocation Schedule and the Section 338(h)(10) Allocation Forms.

(i)        Conflicts. In the event of any conflict or overlap between the provisions of this Section 5.16 and Article VII, the provisions of this Section 5.16 shall control.

Section 5.17 Plant Closings and Mass Layoffs. To the extent applicable, Buyer shall comply, with respect to the Company, with the WARN Act and any equivalent state Law in any state in which the Company does business. Buyer expressly assumes all liabilities and responsibility for any Losses attributable to any failure by Buyer or the Company at or following the Closing to comply with the WARN Act and any equivalent state Law in any state in which the Company does business.

Section 5.18 Excluded Asset Transactions. The Company and Sellers shall cause the transactions contemplated by Section 2.04 regarding the Excluded Assets to occur in full at or prior to the Closing.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to Obligations of all Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)        The filings of Buyer and any applicable Sellers pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)        No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(c)        Shareholder Representative shall have received all consents, authorizations, orders and approvals from all Persons referred to on Section 2.05(b)(i)(D) of the Disclosure Schedules, if any, and Buyer shall have received all consents, authorizations, orders and approvals from all Persons referred to in Section 4.02 and Section 4.02 of the Disclosure Schedules, if any, in each case, in form and substance reasonably satisfactory to the applicable Party, and no such consent, authorization, order and approval shall have been revoked.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)        (i) The representations and warranties of the Company and Sellers, as applicable, contained in Article III (other than the Fundamental Representations) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “material,” “materially” or similar language therein) as of the Signing Date and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect, and (ii) the Fundamental Representations of the Company and Sellers, as applicable, shall be true and correct in all material respects as of the Signing Date and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)        The Company and/or Sellers, as applicable, shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Company and/or Sellers, as applicable, prior to or on the Closing Date.

(c)        There shall have been no Material Adverse Effect on the Company.

(d)        The Company shall have delivered, or shall have caused to be delivered, to Buyer duly executed counterparts to all documents and any other deliverables set forth in Section 2.05(b) and shall have taken all other actions, if any, required thereunder.

(e)        The A&R SanMar Agreement shall have been executed by all parties thereto and delivered to Buyer.

Section 6.03 Conditions to Obligations of Sellers.    The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Shareholder Representative’s waiver, at or prior to the Closing, of each of the following conditions:

(a)        (i) The representations and warranties of Buyer contained in Article IV (other than the Fundamental Representations) shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “material,” “materially” or similar language therein) as of the Signing Date and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby, and (ii) the Fundamental Representations of Buyer shall be true and correct in all material respects as of the Signing Date and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date).

(b)        Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c)        Buyer shall have delivered to Shareholder Representative duly executed counterparts to all documents and any other deliverables set forth in Section 2.05(a) and shall have taken all other actions, if any, required thereunder.

(d)        The Excluded Assets, including the Shoe Assets, shall be transferred out of the Company to one or more Sellers or to an entity designated by Sellers prior to the Closing.

ARTICLE VII

INDEMNIFICATION

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, that the representations and warranties in Section 3.01, Sections 3.02, Section 3.03, Section 3.20, Section 3.22, Section 4.01 and Section 4.04 (collectively, the “Fundamental Representations”) shall survive for the applicable statute of limitations; and provided further that the representations and warranties in Section 3.17 and Section 3.18 (collectively, the “Special Representations”) shall survive for a period of two (2) years from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party (if the breaching party is the Company or any Seller, then Insurer, with a copy to Shareholder Representative) prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02 Indemnification by Sellers. Subject to the other terms and conditions of this Article VII:

(a)        The Majority Sellers and Lott Sellers shall, severally but not jointly, indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold the Buyer Indemnitees harmless from and against, and shall pay and reimburse each of them for any and all Losses (subject to Section 7.04(e)) incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(i)        any inaccuracy in or breach of any of the representations or warranties of the Company or any Majority Seller or Lott Seller, as applicable, contained in Article III (it being understood that no Majority Seller shall be liable under this Section 7.02(a)(i) for any inaccuracy in or breach of any representations or warranties of any Lott Seller, and no Lott Seller shall be liable under this Section 7.02(a)(i) for any inaccuracy in or breach of any representations or warranties of any Majority Seller, in each case contained in Section 3.01(a), Section 3.02(c), Section 3.03(a), Section 3.05(a) or Section 3.22(a));

(ii)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by (A) the Company (prior to the Closing) or (B) any Majority Seller or Lott Seller, respectively (it being understood that no Majority Seller shall be liable under this Section 7.02(a)(ii) for any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Lott Seller, and no Lott Seller shall be liable under this Section 7.02(a)(ii) for any breach or non-fulfillment of any covenant, agreement or obligation to be performed by any Majority Seller) pursuant to this Agreement; or

(iii)      any Indemnified Taxes.

(b)        Michael J. Pratt shall indemnify and defend the Buyer Indemnitees against, and shall hold the Buyer Indemnitees harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of any Excluded Assets, any transactions related to the Excluded Assets, including the transactions contemplated by Section 2.04 and Section 5.18, or Mr. Pratt’s ownership, leasing, licensing or use of any of the Excluded Assets after the Closing (including, for the avoidance of doubt, any Taxes imposed on or with respect to such Excluded Assets or any transactions related thereto).

Section 7.03 Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Sellers and Shareholder Representative and their respective Affiliates and Representatives (collectively, the “Seller Indemnitees”) against, and shall hold Sellers and Shareholder Representative harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)        any inaccuracy in or breach of any of the representations or warranties of Buyer contained in Article IV;

(b)        any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or the Company (after the Closing) pursuant to this Agreement; or

(c)       except to the extent arising from any matter giving rise to a claim for indemnification under Section 7.02, any liability, including liability for Taxes, or third-party claim to the extent arising out of or in connection with the Company or the Company’s ownership, leasing, licensing or use of any of its assets or its conduct of the Company Business or any other business, in each case arising after the Closing Date.

Section 7.04 Certain Limitations. The Party making a claim under this Article VII is referred to as the “Indemnified Party”, and the Party(ies) against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations set forth in this Section 7.04. These limitations shall not apply to restrict Buyer’s rights under the R&W Policy, but will apply in all other cases.

(a)       The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a)(i) or Section 7.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a)(i) or Section 7.03(a) exceeds $377,500 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

(b)       With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 7.02(a)(i), Section 7.02(a)(ii) (except with respect to a claim under Section 7.02(a)(ii) for a breach of any covenant in Section 2.07), Section 7.03(a) or Section 7.03(b) (except with respect to a claim under Section 7.03(b) for a breach of any covenant in Section 2.07), the Indemnifying Party shall not, together in the aggregate, be liable for any individual or series of related Losses which do not exceed $25,000 (which Losses shall be counted toward the Deductible).

(c)       Notwithstanding the foregoing, the limitations set forth in Section 7.04(a) and Section 7.04(b) shall not apply to Losses based upon, arising out of, with respect to, or by reason of, any (i) inaccuracy in or breach of any representation or warranty in the Fundamental Representations or (ii) fraud on the part of any Seller or the Company.

(d)       The aggregate amount of all Losses for which Buyer or Sellers shall be liable pursuant to Section 7.02(a)(i) or Section 7.03(a) (other than, in each case, with respect to Fundamental Representations, Special Representations or fraud on the part of Buyer, any Seller or the Company) shall not exceed the Indemnity Escrow Amount; provided, however, that any Losses for which Sellers shall be liable pursuant to Section 7.02(a)(i) with respect to the Special Representations shall not exceed twenty percent (20%) of the Purchase Price (as may be adjusted pursuant to this Agreement); provided further, that any Losses for which Sellers shall be liable pursuant to Section 7.02(a)(i) or for which Buyer shall be liable pursuant to Section 7.03(a) with respect to the Fundamental Representations or arising from fraud on the part of Buyer, any Seller or the Company shall not exceed, in the aggregate, the Purchase Price (as may be adjusted pursuant to this Agreement).

(e)       Notwithstanding anything to the contrary in this Agreement, the Majority Sellers’ and Lott Sellers’ respective share of any obligation to indemnify the Buyer Indemnitees under this Article VII, or otherwise under this Agreement for any Loss (other than any Loss based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties of Sellers contained in Section 3.01(a), Section 3.02(c), Section 3.03(a), Section 3.05(a) or Section 3.22(a)) shall be limited solely to the Majority Sellers’ or Lott Sellers’, as applicable, aggregate pro rata shares of such Loss. The pro rata share of each Seller is equal to the percentage set forth opposite the respective Seller’s name on Exhibit B (“Post-Closing Payment and Indemnification Allocation”).

(f)       Buyer’s exclusive remedy for all claims for damages related to Section 7.02(a)(i) (other than with respect to claims relating to fraud on the part of any Seller or the Company) shall be first, the Indemnity Escrow Amount and, second, the R&W Policy and, third, in the case of the Fundamental Representations and the Special Representations, Sellers for any amounts: (i) not acknowledged as covered and payable under the R&W Policy by the Insurer within the timeframe for such acknowledgement set forth in the R&W Policy; and/or (ii) in excess of the applicable liability limits set forth in the R&W Policy, subject to the applicable caps set forth in this Agreement. Except as set forth in this Section 7.04(f), Sellers shall have no obligation to Buyer with respect to Losses arising under Section 7.02(a)(i). With respect to claims for damages for a breach of the Fundamental Representations and the Special Representations, Buyer shall use good faith efforts to obtain acknowledgement from the Insurer that such claims are covered under the R&W Policy, it being understood that the foregoing provision shall not be interpreted to require Buyer to take any effort with respect to claims that are not actually covered under the R&W Policy.

(g)       From and after the Closing Date, Buyer shall not (and shall cause its Affiliates to not) amend the R&W Policy in a manner which would materially prejudice Sellers without Sellers’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), provided that the foregoing provision shall not be interpreted to in any way impair or diminish the right of Buyer or any other insured under the R&W Policy to: (i) pursue and obtain recovery for any Loss under the R&W Policy, or (ii) assign its rights under the R&W Policy consistent with Section XIII(E) thereof.

(h)       Buyer shall not be entitled to recover under Section 7.02 (i) to the extent the matter in question has specifically been reserved for in a line item in the Closing Working Capital as determined based on the balance sheet delivered as part of the Closing Working Capital Statement (as the same may be adjusted pursuant to Section 2.07(c)), and (ii) with respect to any Environmental Claim or any costs arising out of any Environmental Claim to the extent caused, created, aggravated or exacerbated by Buyer, any Affiliate of Buyer or any of their respective Representatives or invitees.

(i)        Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds, and any indemnity, contribution or other similar payment, in each case actually received by the Indemnified Party (or the Company) in respect of any such claim, net of any collection costs. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies (including the R&W Policy) or other indemnity, contribution or other similar agreements for any Losses, subject to Section 7.04(f); provided that the Indemnified Party shall not be required to litigate any dispute, or otherwise bring any claim, lawsuit or other proceeding to obtain such insurance proceeds.

(j)       Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be reduced by an amount equal to any net Tax benefit actually realized by the Indemnified Party as a result of such Loss for the taxable year in which such Loss arose and the immediately following taxable year. For purposes of this Section 7.04(j), the amount of any Tax benefit shall be the amount of any refund of Taxes received, credit against Taxes owed, or reduction in the amount of Taxes which otherwise would have been paid by the Indemnified Party, taking into account (i) any item of Tax deduction or loss attributable to the amount of the Loss for which the indemnity payment is made (and assuming such item is the last item available for use) and (ii) the effects of state, local and foreign Taxes.

(k)       For purposes of this Article VII, any Losses with respect to any breach of the representations and warranties herein shall be determined without regard to materiality, Material Adverse Effect, or other similar qualification contained in or otherwise applicable to such representations and warranties solely for determining the scope or amount of any Losses, but not for purposes of determining the existence of any breach of such representations and warranties.

(l)        Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy the breach that gives rise to such Loss.

(m)      Notwithstanding anything to the contrary in this Agreement (other than the lower liability limits as provided in Section 7.04(d)), the aggregate amount of Losses to which Buyer or any Seller shall be liable shall not exceed, in the case of Buyer, the Purchase Price (as may be adjusted pursuant to this Agreement), and in the case of any Seller, such Seller’s pro rata share of the Purchase Price (each Seller’s pro rata share being equal to such Seller’s Post-Closing Payment and Indemnification Allocation).

Section 7.05 Indemnification Procedures.

(a)       Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. To the extent the Third-Party Claim arises as a result of a breach of the representations set forth in Article III, Buyer shall also provide prompt notice of such Third-Party Claim to the Insurer as provided in the R&W Policy. Each notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, which shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense; provided that the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim (i) for equitable or injunctive relief or (ii) that alleges Losses in excess of the Indemnifying Party’s maximum indemnification obligations under this Agreement and the Indemnified Party believes in good faith that such allegation would be reasonably likely to lead to Losses in excess of the Indemnifying Party’s maximum indemnification obligation. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and expenses of such counsel shall be at the expense of the Indemnified Party, provided that if (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to diligently defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.07) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)       Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)       Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. To the extent the Direct Claim arises as a result of a breach of the representations set forth in Article III, Buyer shall also provide prompt notice of the Direct Claim to the Insurer as provided in the R&W Policy. Each notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.07 Exclusive Remedies. Subject to Section 9.12, the Parties acknowledge and agree that as between Sellers or the Company (prior to the Closing) on the one hand, and Buyer and the Company (after the Closing) on the other hand, each of their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of one or more Sellers or the Company (prior to the Closing) on the one hand or Buyer and the Company (after the Closing) on the other hand, as applicable, in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against Sellers and the Company (prior to the Closing) on the one hand and Buyer and the Company (after the Closing) on the other hand, as applicable, and each of their respective Affiliates and Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.12 or to seek any remedy on account of fraud by any Party.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)        by the mutual written consent of the Parties;

(b)        by Buyer by written notice to Shareholder Representative if:

(i)        Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers or the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Sellers or the Company by January 31, 2017 (the “Drop Dead Date”); or

(ii)       any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)        by Shareholder Representative or the Company by written notice to Buyer if:

(i)        Sellers and the Company are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)       any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Sellers or the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)        by any Party in the event that:

(i)        there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)       any Governmental Authority shall have (A) not issued any necessary approval, including any approval under the HSR Act or (B) issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

(a)        as set forth in this Article VIII and Section 5.07 and Article IX hereof; and

(b)        that nothing herein shall relieve any Party from liability for fraud in respect of any breach of any provision hereof.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein (including Section 5.12 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that (a) Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, (b) Buyer shall pay all amounts payable to Lazard Frères & Co. LLC pursuant to Buyer’s engagement thereof, and (c) the Company shall (prior to giving effect to the terms of the transactions contemplated in this Agreement) pay all amounts payable to Robert W. Baird & Co. Incorporated at the Closing and all other Transaction Expenses not paid at the Closing shall be paid by Sellers on a pro rata basis (each Seller’s pro rata portion being equal to such Seller’s Post-Closing Payment and Indemnification Allocation).

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to Sellers or Shareholder Representative:	David J. Wunderli 1486 E Bald Mountain Cir. Alpine UT 84004-1906

If to the Company (prior to the Closing):	Ogio International, Inc. 13702 South 200 West, Suite B12 Draper, Utah 84020 Attention: Anthony M. Palma

with a copy (which shall not constitute notice) to:	Snell & Wilmer L.L.P. 15 West South Temple, Suite 1200 Salt Lake City, Utah 84101 Attention: John G. Weston

If to Buyer:	Callaway Golf Company 2180 Rutherford Road Carlsbad, CA 92008 Attention: Brian P. Lynch

with a copy (which shall not constitute notice) to:	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attention: Craig M. Garner

Section 9.03 Rules of Construction. For purposes of this Agreement: (a) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice”; and (d) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Words importing the singular include the plural and vice versa. Words importing one gender include the other gender. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP. All references herein to any period of days will mean the relevant number of calendar days unless otherwise specified. The phrase “date hereof” and words of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement as the Signing Date. To the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Buyer, Sellers or the Company, as applicable, shall be deemed to have satisfied such obligation if Sellers, Shareholder Representative, the Company or any of their respective Representatives delivered such information or document in written form to a Representative of Buyer or posted such information or document to the Data Room by 5:00 p.m. (Mountain Time) on the day that is one (1) Business Day prior to the Signing Date.

Section 9.04 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each party acknowledges is the result of good faith negotiations between the parties. In the event any ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 9.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07 Entire Agreement. This Agreement (including the Exhibits and the Disclosure Schedules) and the Confidentiality Agreement constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder. Any purported assignment in violation of this Section 9.08 shall be null and void.

Section 9.09 No Third-party Beneficiaries. Except as provided in Section 5.06 and Article VII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)       ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY OTHER DOCUMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF UTAH IN EACH CASE LOCATED IN THE COUNTY OF SALT LAKE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH

SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)       EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR ANY OTHER DOCUMENTS DELIVERED IN CONNECTION HEREWITH IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OTHER DOCUMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(b).

Section 9.12 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Shareholder Representative.

(a)        Appointment; Authorization. Pursuant to this Agreement, effective as of the Signing Date, each of the Sellers hereby appoints Shareholder Representative as such Seller’s true and lawful agent and attorney-in-fact to represent such Seller for all purposes of each of this Agreement, including taking any and all actions as Shareholder Representative under this Agreement, and the Escrow Agreement, including taking any and all actions as Shareholder Representative under the Escrow Agreement, and Shareholder Representative hereby accepts such appointment. Without limiting the generality of the foregoing, each Seller hereby authorizes Shareholder Representative to take the following actions and all other actions as Shareholder Representative shall, in Shareholder Representative’s sole discretion, deem appropriate in connection therewith:

(i)        receive all notices or documents given or to be given to such Seller by Buyer or any of its Affiliates pursuant to this Agreement or the Escrow Agreement in connection herewith or therewith and to receive and accept service of legal process on behalf of such Seller in connection with any damages arising under or relating to this Agreement or the Escrow Agreement;

(ii)       (A) deliver to Buyer at Closing, as applicable, all certificates and documents to be delivered to Buyer by such Seller pursuant to this Agreement, together with any other certificates and documents executed by such Seller and deposited with Shareholder Representative for such purpose, and (B) deliver to the Escrow Agent all notices, certificates and documents required by the Escrow Agent or required to be delivered pursuant to the Escrow Agreement;

(iii)     engage counsel, and such accountants and other Representatives for such Seller and incur such other expenses on behalf of such Seller in connection with this Agreement or the Escrow Agreement as Shareholder Representative may, in each case and in Shareholder Representative’s sole discretion, deem appropriate;

(iv)     interpret any and all of the terms and provisions of this Agreement or the Escrow Agreement;

(v)      consent to any amendment or waiver of any of the terms or provisions this Agreement or the Escrow Agreement;

(vi)     receive all documents or certificates and make all determinations on behalf of such Seller as required under this Agreement and receive all notices, documents, Escrow Funds (as defined in the Escrow Agreement) or certificates and make all determinations on behalf of such Seller as required under the Escrow Agreement; and

(vii)    defend, compromise and settle any claims (A) for which indemnification is sought from or by Sellers and Buyer pursuant to this Agreement, and (B) for which Escrow Funds are sought from or by Buyer or Shareholder Representative pursuant to the Escrow Agreement.

(b)        Reliance; Limitation of Liability. From and after the Signing Date, Buyer shall be entitled to deal exclusively with Shareholder Representative on all matters relating to this Agreement and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence or investigation of any kind whatsoever) on any decision, communication or document executed or purported to be executed on behalf of Sellers by Shareholder Representative, and on any other action taken or purported to be taken, or any action not taken or purported not to be taken, on behalf of Sellers by Shareholder Representative, as fully binding upon such Sellers. Neither Buyer nor the Company shall have any liability to any Person, including any Seller, for any action taken or not taken by Shareholder Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or documents executed or purported to be executed by Shareholder Representative. Any notice or communication delivered by Buyer to Shareholder Representative shall be deemed to have been delivered to all Sellers and any notice or communication delivered by Shareholder Representative to Buyer shall be deemed to have been delivered on behalf of all Sellers.

(c)       Appointment of Successor. If, following the Signing Date, Shareholder Representative or any successor thereto shall die, become disabled, resign, dissolve, liquidate or otherwise be unable or unwilling to fulfill his, her or its responsibilities as agent of Sellers, whether under this Agreement or the Escrow Agreement, then Sellers shall, by written consent of Sellers holding a majority of the Shares and Options immediately prior to the Closing Date and promptly after such resignation, death, disability or other event, appoint a successor agent promptly thereafter; provided, however, that (i) with respect to this Agreement such appointment of a successor agent shall not be effective until the delivery to Buyer of a copy of such written consent, together with an acknowledgment for the benefit of Sellers and Buyer signed by the successor agent that such successor agent agrees to perform and be bound by all of the provisions of this Agreement applicable to Shareholder Representative, (ii) with respect to the Escrow Agreement during such time that the Escrow Agreement remains effective, such appointment of a successor agent shall be made in accordance with the Escrow Agreement and (iii) such appointment shall not affect the validity of any action by the then acting Shareholder Representative prior to Shareholder Representative’s resignation, death, disability or other event. Any such successor agent shall become the “Shareholder Representative” for all purposes of this Agreement and the Escrow Agreement.

(d)       Shareholder Representative Account; Reimbursement Expenses. Sellers acknowledge and agree that Sellers shall indemnify and hold harmless Shareholder Representative on a pro rata basis (each Seller’s pro rata portion being equal to such Seller’s Post-Closing Payment and Indemnification Allocation) for any and all actions taken by Shareholder Representative in carrying out Shareholder Representative’s obligations under this Agreement. Prior to the Closing, Shareholder Representative shall create an account (the “Shareholder Representative Account”) into which at the Closing, Buyer, on behalf of Sellers, shall place or shall cause to be placed, directly or indirectly, $125,000 out of the Purchase Price, in accordance with Section 2.05(a)(ii)(C). Shareholder Representative may use the funds contained in the Shareholder Representative Account to pay for, or to reimburse Shareholder Representative for any and all expenses incurred by Shareholder Representative following the Closing that are related to this Agreement. To the extent that funds contained in the Shareholder Representative Account are insufficient at any time to cover any amounts to be paid by or reimbursed to Shareholder Representative in accordance with this Agreement, Sellers, on a pro rata basis (each Seller’s pro rata portion being equal to such Seller’s Post-Closing Payment and Indemnification Allocation), shall reimburse all costs and expenses incurred by Shareholder Representative in carrying out his obligations and performing his duties under this Agreement (all fees incurred by Shareholder Representative pursuant to the terms of this Agreement, whether paid or reimbursed out of the Shareholder Representative Account or directly by Sellers, collectively, “Reimbursement Expenses”), such advance payment or reimbursement to occur within fifteen (15) days of delivery by Shareholder Representative of an advance request or evidence of (and request for reimbursement for) such costs and expenses. To the extent that funds contained in the Shareholder Representative Account are in excess of any required Reimbursement Expenses and are redistributed to Sellers, any such funds paid to Option Holders in respect of their Options shall be paid by Shareholder Representative to the Company for distribution to the Option Holders through the Company’s payroll. Neither Buyer nor the Company shall have any liability to Shareholder Representative, for Reimbursement Expenses or otherwise, and each Seller shall indemnify and hold harmless Buyer and the Company from any claim by Shareholder Representative against either of them for Reimbursement Expenses or for any other alleged liability incurred by Shareholder Representative in connection with the performance of Shareholder Representative’s responsibilities hereunder.

(e)        Attorney-in-Fact. The power of attorney granted pursuant to this Section 9.13 and all authority hereby conferred shall be irrevocable and shall not be terminated by any act of any Seller, by operation of Law, whether by such Seller’s death, disability, protective supervision or any other event or otherwise. This power of attorney is coupled with an interest. Each Seller hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of Shareholder Representative taken in good faith under this Agreement.

(f)       No Buyer Claims. In no event shall Buyer have any direct or indirect claims, for indemnification or otherwise, against Shareholder Representative on account of any action taken or omitted to be taken in such Person’s capacity as Shareholder Representative. For the sake of clarification and the avoidance of doubt, the immediately preceding sentence is not intended to release any claims Buyer might otherwise have on account of a breach by Sellers of their obligations under this Agreement either against the Escrow Amount in accordance with Article VII, or in accordance with the other sections and subsections of this Agreement.

(g)       No Sellers Claims. Except in connection with Shareholder Representative’s gross negligence or willful misconduct in carrying outs his duties as such, in no event shall any Seller have any direct or indirect claims, for indemnification or otherwise, against Shareholder Representative on account of any action taken or omitted to be taken in such Person’s capacity as Shareholder Representative.

Section 9.14 Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney or other Representative of any Party or of any Affiliate of any Party, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any Party under this Agreement or for any claim or action based on, in respect of or by reason of the transactions contemplated hereby.

Section 9.15 Legal Representation.

(a)        Each Party acknowledges that each of them has had the opportunity to review this Agreement with independent legal counsel. Snell & Wilmer L.L.P. (the “Designated Firm”) has represented the Company in connection with the negotiation and preparation of this Agreement and has not represented any of the other Parties. Latham & Watkins LLP has represented Buyer in connection with the negotiation and preparation of this Agreement and has not represented any of the other Parties.

(b)       Buyer (on behalf of itself and its Affiliates, including, after the Closing, the Company) hereby irrevocably acknowledges and agrees that: (i) Sellers, Shareholder Representative and/or their respective Affiliates shall have the right to retain the Designated Firm, at their own costs, to represent their interests in any dispute arising under or in connection with this Agreement, any agreement, document or instrument entered into pursuant to this Agreement, or the transactions contemplated hereby or thereby (a “Dispute”); (ii) Buyer (on behalf of itself and its Affiliates, including, after the Closing, the Company) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of Sellers, Shareholder Representative or any of their respective Affiliates by the Designated Firm in any Dispute; (iii) all communications that are between any Seller, Shareholder Representative, the Company (prior to the Closing) or any of their respective Affiliates, directors, managers, officers, employees or Representatives, on the one hand, and the Designated Firm, on the other hand, (A) with respect to which Sellers have or may reasonably be expected to have an indemnification obligation hereunder or (B) made specifically in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or the transactions contemplated hereby (collectively, the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications; (iv) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by Shareholder Representative; and (v) to the extent Buyer or any of its Affiliates (including the Company) should discover in its possession after the Closing any Protected Seller Communications, it shall take reasonable steps to preserve the confidentiality thereof and, if requested, promptly deliver the same to Shareholder Representative, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than any Seller or their Affiliates, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege (and Sellers shall not waive such privilege) to prevent disclosure of Protected Seller Communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of Shareholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 9.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of Page Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

OGIO INTERNATIONAL, INC., a Utah corporation

By:	/s/ Anthony M. Palma
Name:	Anthony M. Palma
Title:	CEO

SELLERS:

/s/ Michael J. Pratt
Michael J. Pratt, an individual

/s/ David J. Wunderli
David J. Wunderli, an individual

/s/ David Cartwright
David Cartwright, an individual

/s/ Gary Bowen
Gary Bowen, an individual

/s/ Marty Lott
Marty Lott, an individual

/s/ Jeremy Lott
Jeremy Lott, an individual

/s/ Jordan Lott
Jordan Lott, an individual

/s/ Anthony M. Palma
Anthony M. Palma, an individual

Signature Page to Share Purchase Agreement

SHAREHOLDER REPRESENTATIVE (solely with respect to the rights and obligations of Shareholder Representative expressly set forth herein):

/s/ David J. Wunderli
David J. Wunderli, an individual

Signature Page to Share Purchase Agreement

BUYER:

CALLAWAY GOLF COMPANY, a Delaware corporation

By:	/s/ Oliver G. Brewer III
Name:	Oliver G. Brewer III
Title:	President and Chief Executive Officer

Signature Page to Share Purchase Agreement